Exhibit 10.60

CREDIT AGREEMENT

Dated as of March 23, 2012

among

AQUA AMERICA, INC.

and

THE BANKS PARTY HERETO

and

PNC BANK, NATIONAL ASSOCIATION,

as Agent

PNC CAPITAL MARKETS, LLC,

as Lead Arranger

i

3.12 Purpose of Loans	48
3.13 Environmental Matters	49
3.14 Subsidiaries of the Borrower	49
3.15 Patents, Trademarks, etc.	49
3.16 Ownership of Property	50
3.17 Licenses, etc	50
3.18 No Burdensome Restrictions	50
3.19 Labor Matters	50
3.20 Partnerships	50
3.21 Senior Debt Status	50
3.22 Anti-Terrorism Laws	50
3.23 No Material Misstatements	51

SECTION 4. CONDITIONS PRECEDENT; CLOSING
4.1 Conditions to Closing	51
4.2 Conditions to Each Loan	54
4.3 Closing	54

SECTION 5. AFFIRMATIVE COVENANTS
5.1 Furnishing Financial Statements	54
5.2 Certificates; Other Information	55
5.3 Intentionally Omitted	56
5.4 Conduct of Business and Maintenance of Existence	56
5.5 Maintenance of Property; Insurance	56
5.6 Inspection; Books and Records	57
5.7 Notices	57
5.8 Environmental Laws	58
5.9 Taxes	58
5.10 Guarantees of Obligations	59
5.11 Anti-Terrorism Laws	59
5.12 Designation of Subsidiaries	59

SECTION 6. NEGATIVE COVENANTS
6.1 Financial Covenants	60
6.2 Limitation on Certain Debt	60
6.3 Limitation on Liens	60
6.4 Limitations on Fundamental Changes	62
6.5 Limitation on Sale of Stock	62
6.6 Limitation on Sale of Assets	63
6.7 Limitations on Acquisitions	63
6.8 Limitation on Distributions and Investments	64
6.9 Transactions with Affiliates	64
6.10 Sale and Leaseback	64
6.11 Unrestricted Subsidiaries	64

6.12 Continuation of or Change in Business	64
6.13 Clauses Limiting Significant Subsidiary Distributions	64

SECTION 7. EVENTS OF DEFAULT
7.1 Events of Default	65
7.2 Remedies	67

SECTION 8. THE AGENT
8.1 Appointment	69
8.2 Delegation of Duties	69
8.3 Exculpatory Provisions	69
8.4 Reliance by Agent	69
8.5 Notice of Default	70
8.6 Non-Reliance on Agent and Other Banks	70
8.7 Indemnification	71
8.8 Agent in its Individual Capacity	71
8.9 Successor Agent	71
8.10 USA Patriot Act	71
8.11 Beneficiaries	72

SECTION 9. MISCELLANEOUS
9.1 Amendments and Waivers	72
9.2 Notices	73
9.3 No Waiver; Cumulative Remedies	74
9.4 Survival of Representations and Warranties	74
9.5 Payment of Expenses and Taxes	75
9.6 Successors and Assigns	75
9.7 Confidentiality	79
9.8 Adjustments; Set-off	79
9.9 Counterparts	80
9.10 Severability	80
9.11 Integration	80
9.12 GOVERNING LAW	80
9.13 Submission To Jurisdiction; Waivers	80
9.14 Acknowledgments	81
9.15 USA PATRIOT ACT	81
9.16 WAIVERS OF JURY TRIAL	81

SCHEDULES

SCHEDULE I	Bank and Commitment Information
SCHEDULE II	Existing Letters of Credit
SCHEDULE III	Significant Unregulated Subsidiaries
SCHEDULE 3.6	Existing Litigation
SCHEDULE 3.11	Regulatory Approvals
SCHEDULE 3.13	Environmental Matters
SCHEDULE 3.14	Subsidiaries
SCHEDULE 3.20	Interests in Partnerships

EXHIBITS

EXHIBIT A	Form of Borrowing Request
EXHIBIT B	Form of Revolving Credit Note
EXHIBIT C	Form of Swing Line Note
EXHIBIT D	Form of Guaranty
EXHIBIT E	Form of Assignment and Assumption
EXHIBIT F	Form of Increased Commitment and Acceptance
EXHIBIT G	Form of New Bank Joinder

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) dated as of March 23, 2012, by and among AQUA AMERICA, INC., a Pennsylvania corporation (the “Borrower”), the several banks and other financial institutions from time to time parties to this Agreement (the “Banks”), and PNC BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent (in such capacity, the “Agent”).

BACKGROUND

The Borrower has requested that the Banks make Loans (that term and certain other terms are defined in Section 1.1 hereof) to the Borrower, and the Banks severally have agreed to make Loans on the terms and conditions herein contained. Proceeds of the Loans will be used for refinancing existing indebtedness and general working capital purposes including financing acquisitions.

NOW, THEREFORE, the parties hereto, in consideration of their mutual covenants and agreements herein set forth and for other consideration, the receipt and sufficiency of which is hereby acknowledged and intending to be legally bound hereby, covenant and agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Acceptable Bank”: means any other bank or trust company (i) which is organized under the laws of the United States of America or any State thereof, (ii) which has capital, surplus and undivided profits aggregating at least $250,000,000, and (iii) whose long-term unsecured debt obligations (or the long-term unsecured debt obligations of the bank holding company owning all of the capital stock of such bank or trust company) shall be rated “A3” or higher by Moody’s or “A-” or higher by S&P.

“Acceptable Broker-Dealer”: means any Person other than a natural person (i) which is registered as a broker or dealer pursuant to the Exchange Act and (ii) whose long-term unsecured debt obligations shall have been given a rating of “A” or better by S&P or “A2” or better by Moody’s.

“Adjusted Revolving Credit Commitment Percentage”: with respect to any Non-Defaulting Bank, the quotient (expressed as a percentage) of such Bank’s aggregate Commitment divided by the aggregate Commitments of all Non-Defaulting Banks.

“Administrative Fees”: as defined in subsection 2.4(c).

“Affiliate”: any Person (other than a Subsidiary, or an officer, director or employee of the Borrower who would not be an Affiliate but for such Person’s status as an officer, director and/or employee) which, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Borrower, and any member, director, officer or employee of any such Person or any Subsidiary of the Borrower. For purposes of this definition, “control” shall mean the power, directly or indirectly, either to (i) vote 5% or more of the securities having ordinary voting power for the election of directors of such Person or (ii) direct or in effect cause the direction of the management and policies of such Person whether by contract or otherwise.

“Anti-Terrorism Laws”: any Laws relating to terrorism or money laundering, including Executive Order No. 13224, and the USA Patriot Act.

“Applicable Facility Fee Percentage”: on any date, the percentage per annum set forth below opposite the Leverage Ratio set forth below as shown on the last Compliance Certificate delivered by the Borrower to the Agent pursuant to subsection 5.2(a) prior to such date:

Level	Leverage Ratio	Applicable Facility Fee Percentage
I	Less than or equal to 55%	0.080%

II	Greater than 55%, but less than or equal 60%	0.100%

III	Greater than 60%, but less than or equal to 62.5%	0.125%

IV	Greater than 62.5%	0.150%

provided, however, that (a) adjustments, if any, to the Applicable Facility Fee Percentage resulting from a change in the Leverage Ratio shall be effective on the last date by which the Compliance Certificate for the fiscal quarter in which such change occurred can be delivered without violation of subsection 5.2(a), (b) in the event that no Compliance Certificate has been delivered for a fiscal quarter on or prior to the last date on which it can be delivered without violation of subsection 5.2(a), the Applicable Facility Fee Percentage from such date until such Compliance Certificate is actually delivered shall be that applicable under Level IV, (c) in the event that the actual Leverage Ratio for any fiscal quarter is subsequently determined to be greater than that set forth in the Compliance Certificate for such fiscal quarter, the Applicable Facility Fee Percentage shall be recalculated for the applicable period based upon such actual Leverage Ratio and (d) anything in this definition to the contrary notwithstanding, until receipt by the Agent of the quarterly financial statements required by subsection 5.1(b) for the fiscal quarter ended March 31, 2012 together with the accompanying Compliance Certificate, the Applicable Facility Fee Percentage shall be that applicable under Level II. Any additional Commitment Fees that are due to the Banks resulting from the operation of clause (c) above shall be payable by the Borrower to the Banks within five (5) days after receipt of a written demand therefor from the Agent.

“Applicable Margin”: on any date for any Eurodollar Loan the percentage per annum set forth below in the column entitled “Applicable Margin—Eurodollar Loans” opposite the Leverage Ratio set forth below as shown on the last Compliance Certificate delivered by the Borrower to the Agent pursuant to subsection 5.2(a) prior to such date:

Level	Leverage Ratio	Applicable Margin - Eurodollar Loans
I	Less than or equal to 55%	0.620%

II	Greater than 55%, but less than or equal 60%	0.650%

III	Greater than 60%, but less than or equal to 62.5%	0.675%

IV	Greater than 62.5%	0.700%

; provided, however, that (a) adjustments, if any, to the Applicable Margin resulting from a change in the Leverage Ratio shall be effective on the last date by which the Compliance Certificate for the fiscal quarter in which such change occurred can be delivered without violation of subsection 5.2(a), (b) in the event that no Compliance Certificate has been delivered for a fiscal quarter on or prior to the last date on which it can be delivered without violation of subsection 5.2(a), the Applicable Margin from such date until such Compliance Certificate is actually delivered shall be that applicable under Level IV, (c) in the event that the actual Leverage Ratio for any fiscal quarter is subsequently determined to be greater than that set forth in the Compliance Certificate for such fiscal quarter, the Applicable Margin shall be recalculated for the applicable period based upon such actual Leverage Ratio and (d) anything in this definition to the contrary notwithstanding, until receipt by the Agent of the quarterly financial statements required by subsection 5.1(b) for the fiscal quarter ended March 31, 2012 together with the accompanying Compliance Certificate, the Applicable Margin shall be that applicable under Level II. Any additional interest that is due to the Banks resulting from the operation of clause (c) above shall be payable by the Borrower to the Banks within five (5) days after receipt of a written demand therefor from the Agent. The Applicable Margin for all Base Rate Loans shall be zero percent (0%).

“Application”: in respect of each Letter of Credit, an application, in such form as the Issuing Bank may specify from time to time, requesting issuance of such Letter of Credit.

“Assignment and Assumption”: an assignment and assumption entered into by a Bank and an assignee, and acknowledged by the Agent, in the form of Exhibit D hereto or such other form as shall be approved by the Agent.

“Attributable Debt”: in connection with any sale and leaseback transaction entered into in accordance with Section 6.9, as of the date of any determination thereof, the aggregate amount of rental obligations due and to become due (discounted from the respective due dates thereof at the interest rate implicit in such rental obligations and otherwise in accordance with GAAP) under the lease relating to such sale and leaseback transaction.

“Base Rate”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Open Rate in effect on such day plus fifty (50) basis points (0.5%) and (c) the Daily LIBOR Rate plus one hundred (100) basis points (1.0%). If for any reason the Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Open Rate or the Daily LIBOR Rate for any reason, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the definition of such term, the Base Rate shall be determined without regard to clause (b) or (c) as the case may be, of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Open Rate or the Daily LIBOR Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Open Rate or the Daily LIBOR Rate, as the case may be.

“Base Rate Borrowing”: a Borrowing comprised of Base Rate Loans.

“Base Rate Loan”: any Revolving Credit Loan bearing interest at a rate determined by reference to the Base Rate.

“Borrower”: as defined in the heading of this Agreement.

“Borrowing”: a Swing Line Loan made by the Swing Line Bank or each group of Revolving Credit Loans of a single Type made by the Banks on a single date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request”: a request made pursuant to Section 2.1(c) in the form of Exhibit A hereto.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in Pittsburgh or Philadelphia, Pennsylvania are authorized or required by law to close; provided, however, that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London Interbank Market.

“Capital Lease”: at any time, a lease with respect to which the lessee is required to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Capital Lease Obligation”: with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease which would, in accordance with GAAP, appear as a liability on a balance sheet of such Person.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all partnership interests in a partnership (general or limited), any and all equivalent ownership interests in a Person (other than a corporation or partnership), including interests in a limited liability company, and any and all warrants or options to purchase any of the foregoing or other securities exchangeable for or convertible into the foregoing.

“Cash Management Agreements”: as defined in subsection 2.2(g).

“Change in Law”: the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Change of Control”: any transaction or occurrence or series of transactions or occurrences which results at any time in:

(a) any Person or group of Persons (within the meaning of Sections 13(d) or 14(a) of the Securities Exchange Act of 1934, as amended) shall have acquired, after the Closing Date, beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under said Act) of more than 50% of the Voting Stock of the Borrower; or

(b) the Borrower ceasing to own, whether directly or indirectly, beneficially and of record less than one hundred percent (100%) of each class of Capital Stock of each Significant Subsidiary.

“Closing”: as defined in Section 4.3.

“Closing Date”: as defined in Section 4.3.

“Closing Fee”: as defined in subsection 2.4(a)

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Commitment”: as to any Bank, the obligation of such Bank to make Revolving Credit Loans, issue and/or acquire participating interests in Letters of Credit and make or participate in Swing Line Loans hereunder, in an aggregate amount at any one time outstanding not to exceed (a) as to any Bank which is an original signatory to this Agreement, the amount set forth opposite such Bank’s name on Schedule I hereto under the caption “Commitment”, as the same may be changed from time to time in accordance with the provisions of this Agreement or (b) as to any Bank which is not an original signatory to this Agreement but which becomes a Bank by executing an Assignment and Assumption, Increased Commitment and Acceptance or a New Bank Joinder, the Commitment for such Bank set forth on Schedule I to such Assignment and Assumption, Increased Commitment and Acceptance or New Bank Joinder, as such amount may be changed from time to time in accordance with the provisions of this Agreement.

“Commitment Percentage”: as to any Bank at any time, the proportion (expressed as a percentage) that such Bank’s Commitment bears to the Total Commitment at such time (or, at any time after the Commitments shall have expired or been terminated, the percentage which the amount of such Bank’s Exposure constitutes of the aggregate amount of the Total Exposure at such time).

“Commitment Period”: the period from, and including, the Closing Date to, but not including, the Termination Date.

“Commonly Controlled Entity”: an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”: as defined in subsection 5.2(a).

“Consolidated Assets”: at any time, the amount at which all assets (including, without duplication, the capitalized value of any leasehold interest under any Capital Lease) of the Borrower and its Subsidiaries would be reflected on a consolidated balance sheet of the Borrower at such time.

“Consolidated EBIT”: for any period, Consolidated Net Income for such period, plus the amount of income taxes and interest expense deducted from earnings in determining such Consolidated Net Income.

“Consolidated Funded Debt”: at any time, all Debt of the Borrower and its Subsidiaries determined on a consolidated basis consisting of, without duplication (a) borrowed money Debt, including without limitation capitalized lease obligations, (b) reimbursement obligations in respect of letters of credit and the like, and (c) Debt in the nature of a Contingent Obligation, whether or not required to be reflected on a consolidated balance sheet of the Borrower in accordance with GAAP.

“Consolidated Interest Expense”: for any period, the amount of cash interest expense deducted from the consolidated earnings of the Borrower and its Subsidiaries in determining Consolidated Net Income for such period in accordance with GAAP.

“Consolidated Net Income”: for any fiscal period, net earnings (or loss) after income and other taxes computed on the basis of income of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Consolidated Shareholders’ Equity”: at a particular date, the net book value of the shareholders’ equity of the Borrower and its Subsidiaries as would be shown on a consolidated balance sheet of the Borrower at such time determined in accordance with GAAP.

“Contingent Obligation”: with respect to any Person (for the purpose of this definition, the “Obligor”) any obligation (except the endorsement in the ordinary course of business of instruments for deposit or collection) of the Obligor guaranteeing or in effect guaranteeing any indebtedness of any other Person (for the purpose of this definition, the “Primary Obligor”) in any manner, whether directly or indirectly, including (without limitation) indebtedness incurred through an agreement, contingent or otherwise, by the Obligor:

(a) to purchase such indebtedness of the Primary Obligor or any Property or assets constituting security therefor;

(b) to advance or supply funds

(i) for the purpose of payment of such indebtedness (except to the extent such indebtedness otherwise appears on Borrower’s consolidated balance sheet as indebtedness), or

(ii) to maintain working capital or other balance sheet condition or any income statement condition of the Primary Obligor or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation; or

(c) to lease Property or to purchase Securities or other Property or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of the Primary Obligor to make payment of the indebtedness or obligation; or

(d) to make any future “earnout” payment or similar payments in connection with a Permitted Acquisition.

For purposes of computing the amount of any Contingent Obligation, in connection with any computation of indebtedness or other liability, it shall be assumed that, without duplication, the indebtedness or other liabilities of the Primary Obligor that are the subject of such Contingent Obligation are direct obligations of the issuer of such Obligation.

“Contractual Obligation”: as to any Person, any provision of any Security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Daily LIBOR Rate”: shall mean, for any day, the rate per annum determined by the Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1%) (x) the Published Rate by (y) a number equal to 1.00 minus the Eurocurrency Reserve Requirements. The Published Rate shall be adjusted as of each Business Day based on changes in the Published Rate or the Eurocurrency Reserve Requirements without notice to the Borrower, and shall be applicable from the effective date of any such change.

“Debt”: with respect to any Person, at any time, without duplication, all of (i) its liabilities for borrowed money, (ii) liabilities secured by any Lien existing on property owned by such Person (whether or not such liabilities have been assumed), (iii) Capitalized Lease Obligations; (iv) its liabilities under Contingent Obligations,(v) all reimbursement and other obligations of such Person in respect of letters of credit, bankers’ acceptances and similar obligations created for the account of such Person, in each case whether or not matured, (vi) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable and other accrued liabilities arising in the ordinary course of business, but including, without limitation, seller’s notes and all liabilities created or arising under any conditional sale or title retention agreement with respect to any such property), (vii) Swaps of such Person and (viii) all other obligations which are required by GAAP to be shown as liabilities on its balance sheet, but excluding (x) deferred taxes and other deferred or long-term liabilities and other amounts not in respect of borrowed money and (y) the aggregate amount of accounts receivable sold, factored or otherwise transferred for value without recourse (other than for breach of representations).

“Debt Rating”: to the extent rated, the rating of the senior long-term Debt of the Borrower or any Significant Subsidiary by each of Moody’s and S&P.

“Default”: any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition precedent therein set forth, has been satisfied.

“Default Rate”: as defined in Section 2.7.

“Defaulting Bank”: any Bank, as determined by the Agent, that has (a) failed to fund any portion of its Revolving Credit Loans or participations in Letters of Credit or Swing Line Loans within three Business Days of the date required to be funded by it hereunder, unless such Bank notifies the Agent and the Borrower in writing that such failure is the result of such Bank’s good faith determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable Event of Default, if any, shall be specifically identified in such writing) have not been satisfied, (b) notified the Borrower, the Agent, the Swing Line Bank or any Bank in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (unless such writing or public statement relates to such Bank’s obligation to fund a Loan hereunder and states that such position is based on such Bank’s determination that a condition precedent to funding (which condition precedent, together with the applicable Event of Default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) failed, within three Business Days after request by the Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Revolving Credit Loans or participations in Letters of Credit or Swing Line Loans (provided that such Bank shall cease to be a Defaulting Bank pursuant to this clause (c) upon receipt of such confirmation by the Agent), (d) otherwise failed to pay over to the Agent or any other Bank any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment (it being understood that a Defaulting Bank shall cease to be a Defaulting Bank if the Borrower, the Agent, the Issuing Bank and the Swing Line Bank shall each agree that such Defaulting Bank has adequately remedied all matters that caused such Bank to be a Defaulting Bank).

“Distribution”: in respect of any Person, (a) dividends, distributions or other payments on account of any Capital Stock of such Person (except distributions in Capital Stock of such Person); (b) the redemption or acquisition of such Capital Stock or of warrants, rights or other options to purchase such Capital Stock (except when solely in exchange for Capital Stock of such Person); and (c) any payment on account of, or the setting apart of any assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of any share of any class of Capital Stock of such Person or any warrants or options to purchase any such Capital Stock.

“Dollars” and “$”: dollars in lawful currency of the United States of America.

“Environmental Laws”: any and all applicable foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or binding requirements of any Governmental Authority, or binding Requirement of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of the environment, as now or may at any time hereafter be in effect.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) maintained by a member bank of such System.

“Eurodollar Base Rate”: with respect to any Eurodollar Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the rate which appears on the Bloomberg Page BBAM1 (or such other substitute Bloomberg page that displays rates at which Dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Agent which is approved by the British Bankers’ Association, as an authorized information vendor for the purpose of displaying rates at which Dollar deposits are offered by leading banks in the London interbank deposit market (an “Alternate Source”), in either case, at approximately 11:00 a.m., London time, two (2) Business Days prior to the first day of such Interest Period for an amount approximately equal in principal amount to such Eurodollar Loan and having a borrowing date and a maturity comparable to the Interest Period for such Eurodollar Loan; provided, however, if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Agent at such time in accordance with its usual procedures (which determination shall be conclusive absent manifest error).

“Eurodollar Borrowing”: a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loan”: any Revolving Credit Loan bearing interest at a rate determined by reference to the Eurodollar Rate in accordance with the provisions of Section 2.

“Eurodollar Rate”: with respect to each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                    Eurodollar Base Rate

1.00 - Eurocurrency Reserve Requirements

“Event of Default”: any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Exchange Act”: means the Securities and Exchange Act of 1934, as amended.

“Excluded Taxes”: has the meaning assigned to such term in subsection 2.12(a).

“Existing Letters of Credit”: shall mean those certain Letters of Credit issued by the Issuing Bank prior to the Closing Date and which remain outstanding as of the date hereof, a list of which is set forth on Schedule II hereto.

“Exposure”: as to any Bank at any date, an amount equal to the sum of (a) the aggregate principal amount of all Loans made by such Bank then outstanding, (b) such Bank’s Commitment Percentage multiplied by the aggregate Letter of Credit Obligations at such time and (c) such Bank’s Commitment Percentage multiplied by the aggregate principal amount of Swing Line Loans then outstanding.

“Executive Order No. 13224”: Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Facility Fee”: as defined in subsection 2.4(b).

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement and any regulations or official interpretations thereof.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

“Federal Funds Open Rate” for any day shall mean the rate per annum which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by the Agent (an “Alternate Federal Funds Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Federal Funds Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Federal Funds Source, a comparable replacement rate determined by the Agent at such time (which determination shall be conclusive absent manifest error)); provided, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the Federal Funds Open Rate on the immediately preceding Business Day.

“Fee Letter”: that certain letter from the Agent to the Borrower dated February 22, 2012 regarding certain administrative fees.

“Fees”: the Closing Fees, the Facility Fees, the Letter of Credit Fees and the Administrative Fees.

“Foreign Bank”: any Bank that is not created or organized under the Laws of the United States, any State thereof or the District of Columbia.

“GAAP”: at any time with respect to the determination of the character or amount of any asset or liability or item of income or expense, or any consolidation or other accounting computation, generally accepted accounting principles as applied to the public utility industry, as such principles shall be in effect on the date of, or at the end of the period covered by, the financial statements from which such asset, liability, item of income, or item of expense, is derived, or, in the case of any such computation, as in effect on the date when such computation is required to be determined, subject to subsection 1.3(b).

“Governmental Acts”: as defined in subsection 2.5(j).

“Governmental Authority”: shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantor”: as of the Closing Date, each Significant Unregulated Subsidiary and each Subsidiary now or hereafter, pursuant to Section 5.10, executing and delivering a Guaranty.

“Guaranty”: any Guaranty Agreement executed and delivered to the Agent by a Guarantor substantially in the form of Exhibit E hereto.

“Increased Commitment and Acceptance”: any Increased Commitment and Acceptance executed and delivered by a Bank, the Borrower and the Agent, substantially in the form of Exhibit F hereto, as amended, supplemented or otherwise modified from time to time.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Interest Coverage Ratio”: at the date of determination, the ratio of (a) Consolidated EBIT to (b) Consolidated Interest Expense, in each case for the prior four (4) consecutive fiscal quarters then ending.

“Interest Payment Date”: (a) as to any Base Rate Loan or Swing Line Loan, each March 31, June 30, September 30 and December 31, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, and (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period.

“Interest Period”: with respect to any Eurodollar Loan:

(i) initially the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in their notice of borrowing or notice of conversion, given with respect thereto; and

(ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

provided that, the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

(iii) an Interest Period that otherwise would extend beyond the Termination Date shall end on the Termination Date; and

(iv) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

“Investments”: investments (by loan or extension of credit, purchase, advance, guaranty, capital contribution or otherwise) made in cash or by delivery of Property, by the Borrower or any of its Subsidiaries (i) in any Person, whether by acquisition of stock or other ownership interest, indebtedness or other obligation or Security, or by loan, advance or capital contribution, or (ii) in any Property or (iii) any agreement to do any of the foregoing.

“Issuing Bank”: PNC, in its capacity as issuer of Letters of Credit, and any successor thereto.

“Joinder”: a Joinder Agreement in form and substance acceptable to the Agent pursuant to which a Subsidiary of the Borrower should join the applicable Loan Documents in accordance with Section 5.10 hereto.

“Law”: any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award by or settlement agreement with any Governmental Authority.

“L/C Disbursement”: shall mean a payment or disbursement made by the Issuing Bank pursuant to a Letter of Credit issued by the Issuing Bank.

“L/C Sublimit”: $25,000,000.

“Letter of Credit Collateral Account”: has the meaning assigned to such term in subsection 2.19(c)(iv).

“Letter of Credit Coverage Requirement”: with respect to each Letter of Credit at any time, 105% of the maximum amount available to be drawn thereunder at such time (determined without regard to whether any conditions to drawing could be met at such time).

“Letter of Credit Fee”: has the meaning assigned to that term in subsection 2.5(b).

“Letter of Credit Obligations”: at any time, an amount equal to the sum of (a) 100% of the maximum amount available to be drawn under all Letters of Credit outstanding at such time (determined without regard to whether any conditions to drawing could be met at such time) and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to subsection 2.5(d)(i).

“Letter of Credit Participant”: in respect of each Letter of Credit, each Bank (other than the Issuing Bank) in its capacity as the holder of a participating interest in such Letter of Credit.

“Letters of Credit”: collectively, the Existing Letters of Credit and any letters of credit issued by the Issuing Bank under Section 2.5, as amended, supplemented, extended or otherwise modified from time to time.

“Leverage Ratio”: at the date of determination, the ratio of (a) Consolidated Funded Debt to (b) the sum of (i) Consolidated Funded Debt and (ii) Consolidated Shareholders’ Equity.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing).

“Loan Documents”: the collective reference to this Agreement, the Notes, the Guaranty, the Applications, the Letters of Credit, any New Bank Joinders, any Increased Commitment and Acceptances, any Joinder entered into with any Bank or any Affiliate thereof, and all other documents, instruments, agreements or certificates delivered in connection herewith, in each case as amended, supplemented or otherwise modified from time to time.

“Loan Parties”: the Borrower and each of its Subsidiaries that is party to a Loan Document.

“Loans”: the collective reference to the Revolving Credit Loans and the Swing Line Loans.

“Material”: material in relation to the business, operations, affairs, financial condition, assets or properties of the Borrower and its Subsidiaries taken as a whole.

“Material Adverse Effect”: a material adverse effect on (a) the validity or enforceability of this Agreement or any other Loan Document, (b) the business, Property, assets, financial condition or results of operations of the Borrower and its Subsidiaries taken as a whole, (c) the ability of the Borrower and the other Loan Parties to duly and punctually to pay their Debts and perform their obligations under the Loan Documents, or (d) the ability of the Agent or any of the Banks, to the extent permitted, to enforce their legal remedies pursuant to this Agreement or any other Loan Document.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls, and ureaformaldehyde insulation.

“Moody’s”: Moody’s Investors Service, Inc.

“Multiemployer Plan”: a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“New Bank”: as defined in subsection 9.6(f).

“New Bank Joinder”: any New Bank Joinder executed and delivered by a financial institution desiring to become a Bank hereunder, the Borrower and the Agent, substantially in the form of Exhibit G hereto, as amended, supplemented or otherwise modified from time to time.

“Net Proceeds”: with respect to any sale of property by any Person an amount equal to (a) the aggregate amount of the consideration received by such Person in respect of such sale (valued at the fair market value of such consideration at the time of such sale), minus (b) the sum of (i) all out-of-pocket costs and expenses actually incurred by such Person in connection with such sale, and (ii) all state, federal and foreign taxes incurred, or to be incurred, by such Person in connection with such sale.

“Non-Defaulting Banks”: at any time, all Banks other than any Defaulting Bank at such time.

“Notes”: the Revolving Credit Notes and the Swing Line Notes.

“Obligations”: collectively, (a) all Reimbursement Obligations and all unpaid principal of and accrued and unpaid interest on (including, without limitation, any interest accruing subsequent to the commencement of a bankruptcy, insolvency or similar proceeding with respect to the Borrower, whether or not such interest constitutes an allowed claim in such proceeding) the Loans, (b) all accrued and unpaid fees arising or incurred under this Agreement or any other Loan Documents, (c) any other amounts due hereunder or under any of the other Loan Documents, including all reimbursements, indemnities, fees, costs, expenses, prepayment premiums, break-funding costs and other obligations of the Borrower or any other Loan Party to the Agent, any Bank or any indemnified party hereunder or thereunder and (d) all out-of-pocket costs and expenses incurred by the Agent and the Banks in connection with this Agreement and the other Loan Documents, including but not limited to the reasonable fees and expenses of the Agent’s counsel, which the Borrower is responsible to pay pursuant to the terms of this Agreement and/or the other Loan Documents.

“Offered Amount”: as defined in subsection 2.8(d).

“Other Taxes”: has the meaning assigned to such term in subsection 2.12(b).

“Participant”: as defined in subsection 9.6(g).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Permitted Investments”: Investments in:

(a) one or more Restricted Subsidiaries or any Person that becomes a Restricted Subsidiary;

(b) Property to be used in the ordinary course of business of the Borrower and its Restricted Subsidiaries;

(c) current assets arising from the sale or purchase of goods and services in the ordinary course of business of the Borrower and its Restricted Subsidiaries;

(d) direct obligations of the United States of America, or any agency or instrumentality thereof or obligations guaranteed by the United States of America, provided that such obligations mature within one (1) year from the date of acquisition thereof;

(e) certificates of deposit, time deposits or banker’s acceptances, maturing within one (1) year from the date of acquisition, with banks or trust companies organized under the laws of the United States, the unsecured long-term debt obligations of which are rated “A3” or higher by Moody’s or “A-” or higher by S&P, and issued, or in the case of banker’s acceptance, accepted, by a bank or trust company having capital, surplus and undivided profits aggregating at least $250,000,000;

(f) commercial paper given the highest rating by either S&P or Moody’s maturing not more than 270 days from the date of creation thereof;

(g) Investments in Repurchase Agreements;

(h) tax-exempt obligations of any state of the United States of America, or any municipality of any such state, in each case rated “Aa2” or higher by Moody’s or “AA” or higher by S&P or an equivalent credit rating by another credit rating agency of recognized national standing, provided that such obligations mature or can be tendered by the holder within one (1) year from the date of acquisition thereof;

(i) mutual funds registered with the SEC under the Investment Company Act of 1940 that hold themselves out as “money market funds” and which hold only Investments satisfying the criteria set forth in clauses (d), (e), (f), (g) and (h) of this definition;

(j) to the extent permitted by Section 6.7, Investments in businesses (including Unrestricted Subsidiaries) which are in industries which are fundamentally related to the business engaged in by the Borrower and its Subsidiaries as of the Closing Date; and

(k) Investments, in addition to the Investments set forth in the foregoing clauses (a) through (j); provided, however, that the aggregate principal amount of Investments outstanding pursuant to this clause (k) shall not at any time exceed twenty five percent (25%) of Consolidated Shareholder Equity.

“Person”: an individual, partnership, corporation, business trust, joint stock company, limited liability company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“PNC”: PNC Bank, National Association, a national banking association.

“Prime Rate”: the rate of interest per annum announced from time to time by PNC as its prime rate in effect at its principal office in Philadelphia, Pennsylvania, which rate may not be the lowest rate then being charged to commercial borrowers by PNC; each change in the Prime Rate shall be effective on the date such change is announced as effective.

“Property”: any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Proposed New Bank”: as defined in subsection 2.8(d).

“Published Rate” shall mean the rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the eurodollar rate for a one month period as published in another publication determined by the Agent).

“Purchasing Bank”: as defined in subsection 9.6(b).

“Register”: as defined in subsection 9.6(d).

“Regulated Entity”: any Person which is subject under Law to any laws, rules or regulations respecting the financial, organizational or rate regulation of electric companies, public utilities or public utility holding companies.

“Regulations D, T, U and X”: Regulations D, T, U and X promulgated by the Board of Governors of the Federal Reserve System (12 C.F.R. Part 204 et seq., 12 C.F.R. part 220 et seq., 12 C.F.R. Part 221 et seq. and 12 C.F.R. Part 224 et seq., respectively), as such regulations are now in effect and as may hereafter be amended.

“Reimbursement Obligations”: in respect of each Letter of Credit, the obligation of the Borrower to reimburse the Issuing Bank for all drawings made thereunder in accordance with subsection 2.5(d) and the Application related to such Letter of Credit for amounts drawn under such Letter of Credit.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(b) of ERISA, except to the extent that notice thereof has been waived by the PBGC.

“Repurchase Agreement”: means any written agreement:

(a) that provides for (1) the transfer of one or more United States Governmental Securities in an aggregate principal amount at least equal to the amount of the Transfer Price (defined below) to the Borrower or any of its Subsidiaries from an Acceptable Bank or an Acceptable Broker-Dealer against a transfer of funds (the “Transfer Price”) by the Borrower to such Acceptable Bank or Acceptable Broker Dealer, and (2) a simultaneous agreement by the Borrower or any such Subsidiary, in connection with such transfer of funds, to transfer to such Acceptable Bank or Acceptable Broker-Dealer the same or substantially similar United States Governmental Securities for a price not less than the Transfer Price plus a reasonable return thereon at a date certain not later than 365 days after such transfer of funds,

(b) in respect of which the Borrower or any of its Subsidiaries shall have the right, whether by contract or pursuant to applicable law, to liquidate such agreement upon the occurrence of any default thereunder, and

(c) in connection with which the Borrower, any of its Subsidiaries, or an agent thereof, shall have taken all action required by applicable law or regulations to perfect a Lien in such United States Governmental Securities.

“Requested Increase”: as defined in subsection 2.8(d).

“Required Banks”: at any time, (a) the Banks the Exposures of which aggregate at least 51% of the Total Exposure at such time, or (b) if there are no Loans outstanding, the Banks whose Commitments aggregate at least 51% of the Total Commitment at such time.

“Requirement of Law”: as to any Person, the Certificate of Incorporation, By-Laws, Operating Agreement or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: as to any Person, the chief executive officer, president, chief administrative officer, senior vice president, treasurer, or a chief or principal financial officer of such Person. Unless otherwise qualified, all references to a “Responsible Officer” in this Agreement shall refer to a Responsible Officer of the Borrower.

“Restricted Subsidiary”: means each Subsidiary listed as a Subsidiary on Schedule 3.14 and any other Subsidiary:

(a) which is a Subsidiary of the Borrower or any other Restricted Subsidiary; and

(b) which has been designated as a Restricted Subsidiary pursuant to Section 5.12.

“Revolving Credit Loans”: the revolving loans made by the Banks to the Borrower pursuant to Section 2.1(a). Each Revolving Credit Loan shall be a Eurodollar Loan or a Base Rate Loan.

“Revolving Credit Note”: a promissory note of the Borrower in the form of Exhibit B, as the same may be amended, supplemented or otherwise modified from time to time.

“SEC”: the Securities and Exchange Commission or any successor governmental agency thereof.

“S&P”: Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Security”: “security” as defined in Section 2(1) of the Securities Act of 1933, as amended.

“Senior Debt”; as of the date of determination, all Debt of the Borrower and its consolidated Subsidiaries other than Subordinated Debt.

“Significant Subsidiary”: at any time, any Subsidiary that accounts for more than ten percent (10%) of (a) the Consolidated Assets, (b) the Consolidated Net Income or (c) consolidated revenue of the Borrower and its Subsidiaries as determined in accordance with GAAP.

“Significant Unregulated Subsidiary”: any Significant Subsidiary which is not a Regulated Entity. The Significant Unregulated Subsidiaries as of the Closing Date are set forth on Schedule III hereto.

“Single Employer Plan”: any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Solvent”: as to any Person, as of the time of determination, the financial condition under which the following conditions are satisfied:

(a) the fair market value of the assets of such Person will exceed the debts and liabilities, subordinated, contingent or otherwise, of such Person; and

(b) the present fair saleable value of the Property of such Person will be greater than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; and

(c) such Person will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and

(d) such Person will not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are then conducted and are proposed to be conducted after the date thereof.

“Swaps”: with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency. For the purposes of this Agreement, the amount of the obligation under any Swap shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.

“Subordinated Debt”: at any time, all Debt of the Borrower subordinated to all of the Obligations on terms satisfactory to the Agent.

“Subsidiary”: as to any Person, (i) any corporation, limited liability company, company or trust of which 50% or more (by number of shares or number of votes) of the outstanding Capital Stock, interests, shares or similar items of beneficial interest normally entitled to vote for the election of one or more directors, managers or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries, or any partnership of which such Person is a general partner or of which 50% or more of the partnership interests is at the time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries, and (ii) any corporation, company, trust, partnership or other entity which is controlled or capable of being controlled by such Person or one or more of such Person’s subsidiaries. Unless otherwise indicated, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary of the Borrower.

“Swing Line Bank”: PNC, or any other Bank to which the Swing Line Commitment is assigned pursuant to the terms of Section 9.6.

“Swing Line Collateral Account”: has the meaning assigned to such term in subsection 2.19(c)(iii).

“Swing Line Commitment”: the commitment of the Swing Line Bank to make Swing Line Loans at its discretion pursuant to the provisions of Section 2.2 of this Agreement in an aggregate amount at any one time outstanding not to exceed the amount set forth opposite the Swing Line Bank’s name under the heading “Swing Line Commitment” on Schedule I hereto, as such amount may be reduced pursuant to subsection 2.2(f) and/or any Assignment and Assumption.

“Swing Line Loans”: has the meaning given to such term in subsection 2.2(a).

“Swing Line Note”: has the meaning given to such term in subsection 2.2(c), as the same may be amended, supplemented or otherwise modified from time to time.

“Swing Line Repayment Date”: as defined in subsection 2.2(b).

“Taxes”: has the meaning assigned to such term in subsection 2.12(a).”

“Termination Date”: the earlier of (a) March 22, 2017 and (b) the date the Commitments are terminated as provided herein.

“Total Commitment”: at any time, the aggregate amount of the Banks’ Commitments, as in effect at such time. The amount of the Total Commitment on the Closing Date is $150,000,000.

“Total Commitment Percentage”: as to any Bank at any time, the proportion (expressed as a percentage) that such Bank’s Commitment bears to the Total Commitment at such time.

“Total Exposure”: at any time, the aggregate amount of the Banks’ Exposures at such time.

“Tranche”: the collective reference to Eurodollar Loans whose Interest Periods begin on the same date and end on the same later date (whether or not such Loans originally were made on the same date).

“Transfer Price”: as defined in the definition of Repurchase Agreement.

“Type”: when used in respect of any Revolving Credit Loan or Borrowing of Revolving Credit Loans, shall refer to the Rate by reference to which interest on such Revolving Credit Loan or on the Revolving Credit Loans comprising such Borrowing is determined. For purposes hereof, “Rate” shall include the Eurodollar Rate and the Base Rate.

“UCP Publication”: as defined in subsection 2.5(f).

“United States Governmental Security”: means any direct obligation of, or obligation guaranteed by, the United States of America, or any agency controlled or supervised by or acting as an instrumentality of the United States of America pursuant to authority granted by the Congress of the United States of America, so long as such obligation or guarantee shall have the benefit of the full faith and credit of the United States of America which shall have been pledged pursuant to authority granted by the Congress of the United States of America.

“Unregulated Subsidiaries”: Subsidiaries of the Borrower that are not Regulated Subsidiaries.

“Unrestricted Subsidiary” means any Subsidiary acquired after the date of this Agreement which is so designated by the Borrower pursuant to Section 5.12.

“USA Patriot Act”: shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Voting Stock”: Capital Stock of any class or classes of a corporation the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the directors (or Persons performing similar functions) and, as applicable, any equity, participation or ownership interests in any partnership, business trust, joint stock company, limited liability company, trust, unincorporated association, joint venture or any other Person which interests are similar by analogy to capital stock or ownership rights giving rise to voting or governance rights.

“Wholly-Owned Restricted Subsidiary”: at any time, any Restricted Subsidiary one hundred percent (100%) of all of the Capital Stock (except directors’ qualifying shares) and Voting Stock of which are owned by one or more of the Borrower and its other Wholly-Owned Restricted Subsidiaries at such time.

“Wholly-Owned Unrestricted Subsidiary”: at any time, any Unrestricted Subsidiary one hundred percent (100%) of all of the Capital Stock (except directors’ qualifying shares) and Voting Stock of which are owned by one or more of the Borrower and its other Wholly-Owned Unrestricted Subsidiaries at such time.

1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Notes or any certificate or other document made or delivered pursuant hereto.

(b) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

1.3 Construction. (a) Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular, the singular the plural and the part the whole, “or” has the inclusive meaning represented by the phrase “and/or,” and “including” has the meaning represented by the phrase “including without limitation.” References in this Agreement to “determination” of or by the Agent or the Banks shall be deemed to include good faith estimates by the Agent or the Banks (in the case of quantitative determinations) and good faith beliefs by the Agent or the Banks (in the case of qualitative determinations). Whenever the Agent or the Banks are granted the right herein to act in their sole discretion or to grant or withhold consent such right shall be exercised in good faith, except as otherwise provided herein. Except as otherwise expressly provided, all references herein to the “knowledge of” or “best knowledge of” the Borrower shall be deemed to refer to the knowledge of a Responsible Officer thereof. The words “hereof,” “herein,” “hereunder”, “hereby” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The section and other headings contained in this Agreement and the Table of Contents preceding this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.

(b) Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate). As used herein and in the Notes, and any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Borrower and any Subsidiary thereof not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP. In the event that any future change in GAAP, without more, materially affects the Borrower’s compliance with any financial covenant herein, the Borrower, the Banks and the Agent shall use their best efforts to modify such covenant in order to account for such change and to secure for the Banks the intended benefits of such covenant.

SECTION 2. THE CREDITS

2.1 Revolving Credit Loans. (a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Bank, severally and not jointly, agrees to make Revolving Credit Loans to the Borrower, at any time or from time to time during the Commitment Period, in an aggregate principal amount at any time outstanding not to exceed the amount of such Bank’s Commitment minus the sum of such Bank’s Commitment Percentage of (i) all Letter of Credit Obligations then outstanding and (ii) the principal amount of Swing Line Loans then outstanding subject, however, to the condition that no Revolving Credit Loans shall be made if, after giving effect thereto and the simultaneous application of the proceeds thereof, (i) any Bank’s Exposure at such time will exceed such Bank’s Commitment at such time or (ii) the Total Exposure at such time will exceed the Total Commitment at such time. If at any time the sum of the Total Exposure at such time exceeds the Total Commitment at such time, the Borrower shall promptly prepay the excess to the Agent, to be applied first to repay Swing Line Loans, then Revolving Credit Loans, and then as cash collateral to secure the Letter of Credit Obligations. Such Commitments may be terminated or modified from time to time pursuant to Section 2.8. Within the foregoing limits, the Borrower may borrow, repay and reborrow under the Commitments during the Commitment Period, subject to the terms, provisions and limitations set forth herein.

(b) The Revolving Credit Loans made by each Bank shall be evidenced by a single Revolving Credit Note duly executed on behalf of the Borrower, dated the Closing Date, in substantially the form attached hereto as Exhibit B with the blanks appropriately filled, payable to such Bank in a principal amount equal to the Commitment of such Bank. Each Revolving Credit Note shall bear interest from the date thereof on the outstanding principal balance thereof as set forth in Section 2.6. Each Bank shall, and is hereby authorized by the Borrower to, endorse on the schedule attached to the relevant Revolving Credit Note held by such Bank (or on a continuation of such schedule attached to each such Revolving Credit Note and made a part thereof), or otherwise to record in such Bank’s internal records, an appropriate notation evidencing the date and amount of each Revolving Credit Loan of such Bank, each payment or prepayment of principal of any Revolving Credit Loan, and the other information provided for on such schedule; provided, however, that the failure of any Bank to make such a notation or any error therein shall not in any manner affect the obligation of the Borrower to repay the Revolving Credit Loans made by such Bank in accordance with the terms of the relevant Revolving Credit Note. The outstanding principal balance of each Revolving Credit Loan, as evidenced by the relevant Revolving Credit Note, shall be payable on the Termination Date.

(c) Each Revolving Credit Loan shall be made as part of a Borrowing consisting of Revolving Credit Loans made by the Banks ratably in accordance with their Commitment Percentages; provided, however, that the failure of any Bank to make any Revolving Credit Loan shall not in itself relieve any other Bank of its obligation to lend hereunder (it being understood, however, that no Bank shall be responsible for the failure of any other Bank to make any Revolving Credit Loan required to be made by such other Bank). The Revolving Credit Loans comprising any Eurodollar Borrowing shall be in a minimum aggregate principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof, and the Revolving Credit Loans comprising any Base Rate Borrowing shall be in a minimum aggregate principal amount of $250,000 or a whole multiple of $50,000 in excess thereof (or an aggregate principal amount equal to the remaining balance of the available Commitments). Each Borrowing of Revolving Credit Loans shall be comprised entirely of Eurodollar Loans or Base Rate Loans, as the Borrower may request pursuant to Section 2.1.

(d) In order to request a Borrowing, the Borrower shall hand deliver or telecopy (or notify by telephone and promptly confirm by hand delivery or telecopy) to the Agent the information requested by the form of Borrowing Request attached as Exhibit A hereto (i) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., Philadelphia time, three Business Days before a proposed Borrowing and (ii) in the case of a Base Rate Borrowing, not later than 11:00 a.m., Philadelphia time, on the day of a proposed Borrowing. Such notice shall be irrevocable and shall in each case specify (x) whether the Borrowing then being requested is to be a Eurodollar Borrowing or a Base Rate Borrowing; (y) the date of such Borrowing (which shall be a Business Day) and the amount thereof; and (z) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be a Base Rate Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Agent shall promptly advise the Banks of any notice given pursuant to this Section 2.1 and of each Bank’s portion of the requested Borrowing.

2.2 Swing Line Loans. (a) Subject to the terms and conditions hereof, the Swing Line Bank may in its discretion make swing line loans (the “Swing Line Loans”) to the Borrower from time to time during the Commitment Period in an aggregate outstanding principal amount up to the amount of the Swing Line Commitment as requested by the Borrower and agreed to by the Swing Line Bank; provided, that, no Swing Line Loan shall be made if, after giving effect to the making of such Swing Line Loan and the simultaneous application of the proceeds thereof (i) any Bank’s Exposure at such time shall exceed such Bank’s Commitment at such time or (ii) the Total Exposure at such time shall exceed the Total Commitment at such time. Within the foregoing limits, the Borrower may during the Commitment Period borrow, repay and reborrow under the Swing Line Commitment, subject to and in accordance with the terms and limitations hereof. Each Swing Line Loan shall be in an original principal amount of $100,000 or in integral multiples of $50,000 in excess thereof. The interest rate for a Swing Line Loan shall be such rate that is mutually agreed to by the Borrower and the Swing Line Bank in writing at the time such Swing Line Loan is made) or, if the Cash Management Agreements (as defined in clause (g) below) are in effect, at the Eurodollar based rate plus the Applicable Margin (determined in accordance with the Cash Management Agreements). Interest on the Swing Line Loans shall be paid in accordance with Section 2.6 hereof. All Swing Line Loans shall be repaid on the Termination Date and as otherwise provided in this Section 2.2.

(b) The Borrower may request a Swing Line Loan to be made on any Business Day. Each request for a Swing Line Loan shall be in the form of a Borrowing Request (or a request by telephone immediately confirmed in writing, it being understood that the Swing Line Bank may rely on the authority of any individual making such telephonic request without the necessity of receipt of such written confirmation) and received by the Agent not later than 1:00 p.m. (Philadelphia time) on the Business Day such Swing Line Loan is to be made (or such later time as the Swing Line Bank shall agree), specifying in each case (i) the amount to be borrowed and (ii) the requested borrowing date. The request for such Swing Line Loan shall be irrevocable. Provided that all applicable conditions precedent contained herein have been satisfied, the Swing Line Bank shall, not later than 4:00 p.m., Philadelphia time, on the date specified in the Borrower’s request for such Swing Line Loan, make such Swing Line Loan by crediting the Borrower’s deposit account with the Swing Line Bank.

(c) The obligation of the Borrower to repay the Swing Line Loans shall be evidenced by a promissory note of the Borrower dated the date hereof, payable to the order of the Swing Line Bank in the principal amount of the Swing Line Commitment and substantially in the form of Exhibit C (as amended, supplemented or otherwise modified from time to time, the “Swing Line Note”).

(d) The Borrower shall have the right at any time and from time to time to prepay the Swing Line Loans, in whole or in part, without premium or penalty (but in any event subject to Section 2.13, to the extent applicable), upon prior written, facsimile or telephonic notice to the Swing Line Bank given no later than 12:00 p.m. (noon), Philadelphia time, on the date of any proposed prepayment (each such date, a “Swing Line Prepayment Date”). Each notice of prepayment shall specify the amount to be prepaid (which, except in the case of payment in full, shall be in the principal amount of $100,000 or in integral multiples of $50,000 in excess thereof), shall be irrevocable and shall commit the Borrower to prepay such amount on such date, with accrued interest thereon and any amounts owed under Section 2.13 hereof. Unless the Borrower shall have notified the Agent prior to 12:00 p.m. (noon), Philadelphia time, that the Borrower intends to prepay such Swing Line Loan with funds other than the proceeds of a Revolving Credit Loan or shall have requested in accordance with subsection 2.1(d) hereof the making of a Eurodollar Loan to make such prepayment, the Borrower shall be deemed to have given notice to the Agent requesting the Banks to make Revolving Credit Loans which shall earn interest at the Base Rate in effect on such Swing Line Prepayment Date in an aggregate amount equal to the amount of such Swing Line Loan plus interest thereon, and subject to satisfaction or waiver of the conditions specified in Section 4.2, the Banks shall, on such Swing Line Prepayment Date, make Revolving Credit Loans, which shall earn interest at the Base Rate, in an aggregate amount equal to the amount of such Swing Line Loan plus accrued interest thereon, the proceeds of which shall be applied directly by the Agent to repay the Swing Line Bank for such Swing Line Loan plus accrued interest thereon; provided, that if for any reason the proceeds of such Revolving Credit Loans are not received by the Swing Line Bank on such Swing Line Prepayment Date in an aggregate amount equal to the amount of such Swing Line Loans being prepaid plus accrued interest, the Borrower shall reimburse the Swing Line Bank on the Business Day immediately following such Swing Line Prepayment Date, in same day funds, in an amount equal to the excess of the amount of such Swing Line Loan and accrued interest thereon over the aggregate amount of such Revolving Credit Loans, if any, received.

(e) In the event the Commitments are terminated in accordance with the terms hereof, the Swing Line Commitment shall also be terminated automatically. In the event the Borrower reduces the Total Commitment to less than the Swing Line Commitment, the Swing Line Commitment shall immediately be reduced to an amount equal to the Total Commitment. In the event the Borrower reduces the Total Commitment to less than the outstanding principal amount of the Swing Line Loans, the Borrower shall immediately repay the amount by which the outstanding Swing Line Loans exceeds the Swing Line Commitment as so reduced plus accrued interest thereon and any amounts owed under Section 2.13 hereof.

(f) In the event that the Borrower shall fail to repay the Swing Line Bank (i) the outstanding Swing Line Loans together with all accrued interest thereon on the Termination Date, (ii) the amount of any Swing Line Loan due on any Swing Line Prepayment Date, or (iii) any amounts required under subsection 2.2(e), the Agent shall promptly notify each Bank of the unpaid amount of such Swing Line Loan (including accrued interest thereon) and of such Bank’s respective participation therein in an amount equal to such Bank’s Commitment Percentage of such amount. Each Bank shall make available to the Agent for payment to the Swing Line Bank an amount equal to its respective participation therein (including, without limitation, its pro rata share of accrued but unpaid interest thereon, provided that the interest rate payable by the Banks shall not exceed the Base Rate), in same day funds, at the office of the Agent specified in such notice. If such notice is delivered by the Agent by 11:00 a.m., Philadelphia time, each Bank shall make funds available to the Agent on that Business Day. If such notice is delivered after 11:00 a.m., Philadelphia time, each Bank shall make funds available to the Agent on the next Business Day. In the event that any Bank fails to make available to the Agent the amount of such Bank’s participation in such unpaid amount as provided herein, the Swing Line Bank shall be entitled to recover such amount on demand from such Bank together with interest thereon at a rate per annum equal to the Federal Funds Effective Rate for each day during the period between the Business Day such payment is due in accordance with the terms of this subsection 2.2(f) and the date on which any Bank makes available its participation in such unpaid amount. The failure of any Bank to make available to the Agent its Commitment Percentage of any such unpaid amount shall not relieve any other Bank of its obligations hereunder to make available to the Agent its Commitment Percentage of such unpaid amount on the Business Day such payment is due in accordance with the terms of this subsection 2.2(f). The Agent shall promptly distribute to each Bank which has paid all amounts payable by it under this subsection 2.2(f) with respect to the unpaid amount of any Swing Line Loan, such Bank’s Commitment Percentage of all payments received by the Agent from the Borrower in repayment of such Swing Line Loan when such payments are received. Notwithstanding anything to the contrary herein, each Bank which has paid all amounts payable by it under this Section 2.2(f) shall have a direct right to repayment of such amounts from the Borrower subject to the procedures for repaying Banks set forth in this Section 2.2(f) and the provisions of Section 9.8.

(g) In addition to making Swing Line Loans pursuant to the foregoing provisions of this Section 2.2, without the requirement for a specific request from the Borrower pursuant to subsection 2.2(b), the Swing Line Bank may make Swing Line Loans to the Borrower in accordance with the provisions of any agreements between the Borrower and the Swing Line Bank relating to the Borrower’s deposit, sweep and other accounts at the Swing Line Bank and related arrangements and agreements regarding the management and investment of the Borrower’s cash assets as in effect from time to time (the “Cash Management Agreements”) to the extent of the daily aggregate net negative balance in the Borrower’s accounts which are subject to the provisions of the Cash Management Agreements. Swing Line Loans made pursuant to this subsection 2.2(g) in accordance with the provisions of the Cash Management Agreements shall (i) be subject to the limitations as to aggregate amount set forth in subsection 2.2(a), (ii) not be subject to the limitations as to individual amount set forth in subsection 2.2(a), (iii) be payable by the Borrower, both as to principal and interest, at the times set forth in the Cash Management Agreements (but in no event later than the Termination Date), (iv) not be made at any time after the Swing Line Bank has notice of the occurrence and during the continuance of a Default or Event of Default, (v) if not repaid by the Borrower in accordance with the provisions of the Cash Management Agreements, be subject to each Bank’s obligation to purchase participating interests therein pursuant to subsection 2.2(f), and (vi) except as provided in the foregoing subsections (i) through (v), be subject to all of the terms and conditions of this Section 2.2.

(h) Each Bank shall, ratably in accordance with its Commitment Percentage, indemnify the Swing Line Bank, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower and without limiting its obligation to do so) against any cost, expense (including reasonable counsel fees and expenses), claim, demand, action, loss or liability (except any of the foregoing that results from the indemnitees’ gross negligence or willful misconduct) that such indemnitees may suffer or incur in connection with this Section 2.2 or any action taken or omitted by such indemnitees hereunder.

2.3 General Provisions Regarding Loans. (a) Subject to subsection 2.3(b), each Bank shall make each Revolving Credit Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to the Agent in Philadelphia, Pennsylvania, not later than 1:00 p.m., Philadelphia time, and the Agent shall by 3:00 p.m., Philadelphia time, credit the amounts so received to the general deposit account of the Borrower with the Agent or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Banks. Loans shall be made by the Banks pro rata in accordance with Section 2.14. Unless the Agent shall have received notice from a Bank prior to the date of any Borrowing that such Bank will not make available to the Agent such Bank’s portion of such Borrowing, the Agent may assume that such Bank has made such portion available to the Agent on the date of such Borrowing in accordance with this paragraph (a) and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have made such portion available to the Agent, such Bank and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Revolving Credit Loans comprising such Borrowing and (ii) in the case of such Bank, the Federal Funds Effective Rate, provided, that if such Bank shall not pay such amount within three Business Days after the date of such Borrowing, the interest rate on such overdue amount shall, at the expiration of such three Business Day period, be the rate per annum applicable to the Revolving Credit Loans comprising such Borrowing. If such Bank shall repay to the Agent such corresponding amount, such amount shall constitute such Bank’s Revolving Credit Loan as part of such Borrowing for purposes of this Agreement.

(b) The Borrower may refinance all or any part of any Borrowing with any other Borrowing, subject to the conditions and limitations set forth herein and elsewhere in this Agreement. Any Borrowing or part thereof so refinanced shall be deemed to be repaid in accordance with subsection 2.1(b) with the proceeds of a new Borrowing hereunder and the proceeds of the new Borrowing, to the extent they do not exceed the principal amount of the Borrowing being refinanced, shall not be paid by the Banks to the Agent or by the Agent to the Borrower; provided, however, that (i) if the principal amount extended by a Bank in a refinancing is greater than the principal amount extended by such Bank in the Borrowing being refinanced, then such Bank shall pay such difference to the Agent for distribution to the Banks described in (ii) below, (ii) if the principal amount extended by a Bank in the Borrowing being refinanced is greater than the principal amount agreed to be extended by such Bank in the refinancing, the Agent shall return the difference to such Bank out of amounts received pursuant to (i) above, and (iii) to the extent any Bank fails to pay the Agent amounts due from it pursuant to (i) above, any Revolving Credit Loan or portion thereof being refinanced with such amounts shall not be deemed repaid in accordance with subsection 2.1(b) and shall be payable by the Borrower without prejudice to the Borrower’s rights against any such Bank.

(c) Each Bank may at its option fulfill its commitment hereunder with respect to any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Bank to make such Revolving Credit Loan; provided, however, that (A) any exercise of such option shall not affect the obligation of the Borrower to repay such Revolving Credit Loan in accordance with the terms of the Agreement and the applicable Note and (B) the Borrower shall not be liable for increased costs under Sections 2.11 or 2.12 to the extent that (x) such costs could be avoided by the use of a different branch or Affiliate to make Eurodollar Loans and (y) such use would not, in the judgment of such Bank, entail any significant additional expense for which such Bank shall not be indemnified hereunder or otherwise be disadvantageous to it; and

(d) All Borrowings, conversions and continuations of Revolving Credit Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections that, after giving effect thereto, (A) the aggregate principal amount of the Revolving Credit Loans comprising each Tranche of Eurodollar Loans shall be equal to $1,000,000 or a whole multiple of $100,000 in excess thereof and (B) the Borrower shall not have outstanding at any one time more than in the aggregate four (4) separate Tranches of Eurodollar Loans.

(e) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Borrowing if the Interest Period requested with respect thereto would end after the Termination Date.

2.4 Fees. (a) The Borrower shall pay to each Bank, through the Agent, on the Closing Date a closing fee (the “Closing Fee”) equal to fifteen (15) basis points on the amount of such Bank’s initial Commitment.

(b) The Borrower agrees to pay to each Bank, through the Agent, on each March 31, June 30, September 30 and December 31 and on the date on which the Commitment of such Bank shall be terminated as provided herein, a facility fee (a “Facility Fee”) at a rate per annum equal to the Applicable Facility Fee Percentage on the average daily amount of the Commitment of such Bank during the preceding quarter (or shorter period commencing with the Closing Date or ending with the Termination Date or any date on which the Commitment of such Bank shall be terminated). All Facility Fees shall be computed on the basis of the actual number of days elapsed over a year of 360 days. The Facility Fee due to each Bank shall commence to accrue on the date hereof, and shall cease to accrue on the earlier of the Termination Date and the termination of the Commitment of such Bank as provided herein.

(c) The Borrower agrees to pay to the Agent for its own account administrative and other fees at the times and in the amounts as are set forth in the Fee Letter (collectively, the “Administrative Fees”).

(d) All Fees shall be paid on the dates due, in immediately available funds, to the Agent for distribution, if and as appropriate, among the Banks. Once paid, none of the Fees shall be refundable under any circumstances.

2.5 Letter of Credit Subfacility.

(a) During the Revolving Credit Commitment Period, the Borrower may request the issuance of standby letters of credit (each, a “Letter of Credit”) to support obligations of the Borrower and its Subsidiaries which finance the working capital and business needs of the Borrower and its Subsidiaries by delivering to the Issuing Bank a completed Application for letters of credit in such form and with such other certificates, documents and information as the Issuing Bank may specify from time to time by no later than 12:00 noon, Philadelphia time, at least five (5) Business Days (or such shorter period as may be agreed to by such Issuing Bank) in advance of the proposed date of issuance. Each application for issuance of a Letter of Credit shall be accompanied by an issuance fee payable based upon the Issuing Bank’s standard schedule of fees charged for issuing letters of credit as such may be amended from time to time. Subject to the terms and conditions hereof and in reliance on the agreements of the other Banks set forth in this Section, the Issuing Bank will issue a Letter of Credit, provided, that each Letter of Credit shall have an expiration date no later than the earlier of (A) twelve (12) months from the date of issuance, and (B) except as provided in subsection 2.5(m), the Termination Date, and provided further, that in no event shall the amount of the Letter of Credit Obligations at any one time exceed the lesser of (i) the L/C Sublimit and (ii) the Total Commitment minus the aggregate principal amount of the outstanding Revolving Credit Loans and Swing Line Loans at such time. The Issuing Bank shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Bank or any Letter of Credit Participant to exceed any limits imposed by any applicable Requirement of Law. Notwithstanding the provisions of this Section, the Banks and the Borrower hereby agree that the Issuing Bank may issue upon the Borrower’s request, one or more Letter(s) of Credit which by its or their terms may be extended for additional periods of up to one year each provided that (i) the initial expiration date (or any subsequent expiration date) of each such Letter of Credit is not later than five (5) Business Days prior to the Termination Date and (ii) the renewal of such Letter(s) of Credit, at the Issuing Bank’s discretion, shall be available upon written request from the Borrower to the Issuing Bank at least thirty (30) days (or such other time period as agreed by the Borrower, the Issuing Bank) before the date upon which notice of renewal is otherwise required.

(b) The Borrower shall pay to the Agent for the ratable account of the Banks a fee (the “Letter of Credit Fee”) equal to the amount of the Applicable Margin for Revolving Credit Loans that are Eurodollar Loans in effect from time to time multiplied by the daily average of the undrawn face amount of each Letter of Credit (including Existing Letters of Credit) during the preceding quarter (or shorter period commencing on the Closing Date or ending on the Termination Date), and shall be payable quarterly in arrears on each March 31, June 30, September 30 and December 31 following the issuance of each such Letter of Credit and on the expiration thereof. The Borrower shall also pay to the Issuing Bank the Issuing Bank’s then in effect customary fees plus a fronting fee of five basis points (0.05%) on the undrawn face amount of each such Letter of Credit issued by the Issuing Bank, and administrative expenses payable with respect to each Letter of Credit issued or renewed by it as the Issuing Bank may generally charge from time to time. Once paid, all of the above fees shall be nonrefundable under all circumstances. The Agent shall, promptly following its receipt thereof, distribute to the Issuing Bank and the Banks all fees and commissions received by the Agent for their respective accounts pursuant to this subsection (b). All periodic interest, fees and commissions shall be calculated on the basis of the actual days elapsed in a 360 day year.

(c)(i) The Issuing Bank irrevocably agrees to grant and hereby grants to each Letter of Credit Participant, and, to induce the Issuing Bank to issue Letters of Credit hereunder, each Letter of Credit Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from such Issuing Bank, on the terms and conditions hereinafter stated, for such Letter of Credit Participant’s own account and risk, an undivided interest equal to such Letter of Credit Participant’s Commitment Percentage in the Issuing Bank’s obligations and rights under each Letter of Credit issued by the Issuing Bank hereunder and the amount of each draft paid by the Issuing Bank thereunder. Each Letter of Credit Participant unconditionally and irrevocably agrees with the Issuing Bank that, if a draft is paid under any Letter of Credit issued by the Issuing Bank for which the Issuing Bank is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such Letter of Credit Participant shall pay to the Issuing Bank upon demand at the Issuing Bank’s address for notices specified herein an amount equal to such Letter of Credit Participant’s share (based on its Commitment Percentage) of the amount of such draft or any part thereof, which is not so reimbursed. Any action taken or omitted by the Issuing Bank under or in connection with a Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for the Issuing Bank any resulting liability to any Bank.

(ii) If any amount required to be paid by any Letter of Credit Participant to the Issuing Bank pursuant to subsection 2.5(c)(i) in respect of any unreimbursed portion of any payment made by the Issuing Bank under any Letter of Credit is not paid to the Issuing Bank on the date such payment is due from such Letter of Credit Participant, such Letter of Credit Participant shall pay to the Issuing Bank on demand an amount equal to the product of (A) of such amount, times (B) the daily average Federal Funds Effective Rate, as quoted by the Issuing Bank, during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Bank, times (C) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. A certificate of the Issuing Bank submitted to any Letter of Credit Participant with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error.

(iii) Whenever, at any time after the Issuing Bank has made payment under any Letter of Credit and has received from any Letter of Credit Participant its pro rata share of such payment in accordance with subsection 2.5(c)(i), the Issuing Bank receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including by way of set-off or proceeds of collateral applied thereto by the Issuing Bank), or any payment of interest on account thereof, the Issuing Bank will distribute to such Letter of Credit Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Bank shall be required to be returned by the Issuing Bank, such Letter of Credit Participant shall return to the Issuing Bank the portion thereof previously distributed by the Issuing Bank to it.

(d) (i) The Borrower agrees to reimburse the Issuing Bank in respect of a Letter of Credit on each date on which a draft presented under such Letter of Credit is paid by the Issuing Bank for the amount of (A) such draft so paid and (B) any taxes, fees, charges or other costs or expenses incurred by the Issuing Bank in connection with such payment. Each such payment shall be made to the Issuing Bank in immediately available funds.

(ii) Interest shall be payable on any and all amounts remaining unpaid by the Borrower under this subsection from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the per annum rate of the then applicable Default Rate for Revolving Credit Loans which are Base Rate Loans and shall be payable on demand by such Issuing Bank.

(e) (i) The Borrower also agrees with the Issuing Bank that the Issuing Bank shall not be responsible for, and the Borrower’s Reimbursement Obligations under subsection 2.5(d)(i) shall not be affected by, among other things (A) the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, provided, that reliance upon such documents by the Issuing Bank shall not have constituted gross negligence or willful misconduct of the Issuing Bank or (B) any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or (C) any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee.

(ii) The Issuing Bank shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Issuing Bank’s gross negligence or willful misconduct.

(iii) The Borrower agrees that any action taken or omitted by the Issuing Bank under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrower and shall not result in any liability of the Issuing Bank to the Borrower.

(f) If any draft shall be presented for payment to the Issuing Bank under any Letter of Credit, the Issuing Bank shall promptly notify the Borrower of the date and amount thereof. The responsibility of the Issuing Bank to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit and any other obligation expressly imposed by the provisions of the Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce Publication at the time such Letter of Credit was issued (the “UCP Publication”) other than Article 48(g) thereof or any successor provision thereto, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

(g) To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Agreement, the provisions of this Agreement shall govern.

(h) The Borrower agrees to be bound by the terms of each Application and the Issuing Bank’s written regulations and customary practices relating to letters of credit, though such interpretation may be different from the Borrower’s own. It is understood and agreed that, except in the case of gross negligence or willful misconduct, the Issuing Bank shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following the Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto. To the extent not otherwise inconsistent with this Agreement, the provisions of the UCP Publication are hereby made a part of this Agreement with respect to the obligations in connection with each Letter of Credit.

(i) Each Bank’s payment obligation under subsection 2.5(c) and the Reimbursement Obligations shall be absolute, unconditional and irrevocable under any circumstances, and shall be performed strictly in accordance with the terms of this Section 2.5 under all circumstances, including the following circumstances:

(i) any set-off, counterclaim, recoupment, defense or other right which such Bank may have against the Issuing Bank, any Loan Party or any other Person for any reason whatsoever;

(ii) any lack of validity or enforceability of any Letter of Credit;

(iii) the existence of any claim, set-off, defense or other right which any Loan Party or any Bank may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), the Issuing Bank or any Bank or any other Person or, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Loan Party and the beneficiary for which any Letter of Credit was procured);

(iv) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect even if the Issuing Bank has been notified thereof;

(v) payment by the Issuing Bank under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit, provided that such payment shall not have constituted gross negligence or willful misconduct on the part of the Issuing Bank;

(vi) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries;

(vii) any breach of this Agreement or any other Loan Document by any Loan Party;

(viii) the occurrence or continuance of an insolvency proceeding with respect to any Loan Party;

(ix) the fact that an Event of Default or a Default shall have occurred and be continuing;

(x) the fact that the Termination Date shall have passed or this Agreement or the Commitments hereunder shall have been terminated; and

(xi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

(j) In addition to amounts payable as provided in Section 9.5, the Borrower hereby agrees to protect, indemnify, pay and save harmless the Issuing Bank and the Banks from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel) which the Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit, other than as a result of (A) the gross negligence or willful misconduct of the Issuing Bank as determined by a final judgment of a court of competent jurisdiction or (B) subject to the following clause (ii), the wrongful dishonor by the Issuing Bank of a proper demand for payment made under any Letter of Credit, or (ii) the failure of the Issuing Bank to honor a drawing under any such Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions herein called “Governmental Acts”).

(k) As among the Borrower and the Issuing Bank, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if such Issuing Bank shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Loan Party against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Loan Party and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, facsimile, cable, telex or otherwise; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Bank, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of the Issuing Bank’s rights or powers hereunder.

In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the Issuing Bank under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not create any liability of the Issuing Bank to the Borrower or any Bank.

(l) Notwithstanding anything to the contrary herein, the Existing Letters of Credit shall be considered Letters of Credit issued hereunder.

(m) If the expiration date for any Letter of Credit requested by the Borrower to be issued, or extended or renewed, pursuant to subsection 2.5(a) is later than the Termination Date, the Issuing Bank may nonetheless issue, or extend or renew, such Letter of Credit notwithstanding that such expiration date is later than the Termination Date, provided that Borrower shall on or before the day five (5) days prior to the Termination Date deposit with the Agent as collateral for its obligations under the Loan Documents, cash in an amount equal to the Letter of Credit Coverage Requirement with respect to each such Letter of Credit which remains outstanding on such date, which cash shall be deposited with, pledged to and held by the Agent for the benefit of the Banks in the same manner as provided in subsection 7.2(a).

2.6 Interest on Revolving Credit Loans. (a) Subject to the provisions of Section 2.7, each Base Rate Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Base Rate plus the Applicable Margin.

(b) Subject to the provisions of Section 2.7, each Eurodollar Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Eurodollar Rate for the Interest Period in effect for such Loan plus the Applicable Margin.

(c) Subject to the provisions of Section 2.7, interest on each Swing Line Loan shall be payable at the rate (computed on the basis of the actual number of days elapsed over a year of 360 days) provided in Section 2.5;

(d) Interest on each Loan shall be payable in arrears on each Interest Payment Date applicable to such Loan; provided that, (i) interest accruing on overdue amounts pursuant to Section 2.7 shall be payable on demand as provided in such Section and (ii) if the Cash Management Agreements are in effect, interest on the Swing Line Loans shall be payable as provided in subsection 2.2(g). Except as provided in subsection 2.2(g), interest on each Swing Line Loan shall be payable on the applicable Interest Payment Date and the day such Swing Line Loan becomes due, including the Termination Date. The Eurodollar Rate and the Base Rate shall be determined by the Agent, and such determination shall be conclusive absent error.

2.7 Default Rate; Additional Interest; Alternate Rate of Interest. (a) To the extent not contrary to any Requirement of Law, upon the occurrence and during the continuation of an Event of Default, any principal, past due interest, fee or other amount outstanding hereunder shall bear interest for each day thereafter until paid in full (after as well as before judgment) at a rate per annum which shall be equal to two percent (2%) above the Base Rate (but in no event shall any such rate exceed the maximum rate permitted by any Requirement of Law) (the “Default Rate”). The Borrower acknowledges that such increased interest rate reflects, among other things, the fact that such loans or other amounts have become a substantially greater risk given their default status and that the Banks are entitled to additional compensation for such risk.

(b) In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Loan, the Agent shall have determined (which determination absent manifest error shall be conclusive and binding upon the Borrower) that dollar deposits in the principal amount of such Eurodollar Loan are not generally available in the London Interbank Market, or that the rate at which such dollar deposits are being offered will not adequately and fairly reflect the cost to the Banks of making or maintaining the principal amount of such Eurodollar Loan during such Interest Period, or that reasonable means do not exist for ascertaining the Eurodollar Rate, the Agent shall, as soon as practicable thereafter, give written, telegraphic or telephonic notice of such determination to the Borrower and the Banks, and any request by the Borrower for a Eurodollar Loan or for conversion to or maintenance of a Eurodollar Loan pursuant to the terms of this Agreement shall be deemed a request for a Base Rate Loan. After such notice shall have been given and until the circumstances giving rise to such notice no longer exist, each request for a Eurodollar Loan shall be deemed to be a request for a Base Rate Loan. Each determination by the Agent hereunder shall be conclusive absent manifest error.

2.8 Termination, Reduction and Increase of Commitments; Additional Banks. (a) The Commitments shall be automatically terminated on the Termination Date.

(b) Subject to the last sentence of this paragraph, upon at least three Business Days’ prior irrevocable written or telecopy notice to the Agent, the Borrower may at any time in whole permanently terminate, or from time to time permanently reduce, the Total Commitment. Each partial reduction of the Total Commitment shall be in a minimum principal amount of $5,000,000 or in whole multiples of $1,000,000 in excess thereof, and no such termination or reduction shall be made which would reduce the Total Commitment to an amount less than the aggregate outstanding principal amount of the Loans.

(c) Each reduction in the Total Commitment hereunder shall be made ratably among the Banks in accordance with their respective Commitment Percentages. In connection with any reduction of the Total Commitment, the Borrower shall make any prepayment required under subsection 2.9(b).

(d) (i) At any time prior to sixty (60) days prior to the Termination Date, the Borrower may request an increase in the Total Commitment by sending a written notice thereof to the Agent. Such notice shall specify the total amount of the increase requested by the Borrower (the “Requested Increase”); provided, that (A) the amount of each Requested Increase shall be at least $10,000,000 and (B) the maximum aggregate increase of the Total Commitment shall be $50,000,000. The Agent shall within ten (10) days of receipt of such notice advise the Borrower as to the fees, interest rates and any other terms which would be applicable to such Requested Increase and when (and if) the Agent and the Borrower shall have reached agreement with respect thereto, the Agent shall promptly give notice thereof to the Banks. Each Bank shall respond in writing to the Agent (with a copy simultaneously sent to the Borrower), within thirty (30) days of receipt of a Requested Increase (or such shorter period as the Agent and the Borrower shall agree), stating the maximum amount, if any, by which such Bank is willing to increase its Commitment (the “Offered Amount”). Subject to clause (iv) of this subsection 2.8(d), (A) if the total of the Offered Amount for all of the Banks is greater than the Requested Increase, the Requested Increase shall be allocated amongst the offering Banks (I) as determined by the Agent or (II) otherwise, ratably in accordance with their respective Commitment Percentages as in effect immediately prior any such increase, and to the extent that the aggregate amount of such allocations is less than the Requested Increase, such difference shall be allocated amongst the Banks whose Offered Amounts exceeded their allocation in proportion to their respective Offered Amounts and (B) if the total of the Offered Amount for all of the Banks is equal to or less than the Requested Increase, (I) each Bank’s Commitment shall increase by its Offered Amount and (II) the Borrower, with the consent of the Agent, may offer the difference, if any, to one or more new lenders (each a “Proposed New Bank”). If the Borrower requests that a Proposed New Bank join this Agreement and provide a Commitment hereunder, the Borrower shall, at least five (5) days prior to the date on which such Proposed New Bank proposes to join this Agreement, notify the Agent of the name of the Proposed New Bank and the amount of its proposed Commitment. The minimum Commitment of any Proposed New Bank shall be $5,000,000. If the Agent consents to a Proposed New Bank joining this Agreement (which consent shall not, except as provided in clause (iv) below, be unreasonably withheld), such Proposed New Bank shall join this Agreement pursuant to the provisions of subsection 9.6(f).

(ii) Any Bank that increases its Commitment shall execute and deliver an Increased Commitment and Acceptance prior to the effective date of such increase. Any Proposed New Bank shall deliver a duly completed New Bank Joinder to the Agent at least five (5) days prior to the effective date of such Proposed New Bank’s joinder hereto. Simultaneously with the execution and delivery of a New Bank Joinder or an Increased Commitment and Acceptance, the Borrower shall execute and deliver a new Revolving Credit Note for the applicable Revolving Credit Bank. Nothing herein shall obligate the Agent or any Bank to increase the amount of its Commitment unless it elects in its sole discretion to do so in accordance with the provision of this subsection 2.8(d).

(iii) Following any increase in the Total Commitment pursuant to this Section, the Agent shall send to the Banks and the Borrower a revised Schedule I setting forth the new Commitments of the Banks. Such schedule shall replace the existing Schedule I if no Bank objects thereto (based solely on a numerical error) within 10 days of its receipt thereof.

(iv) Notwithstanding anything to the contrary in this subsection, (A) the Borrower may not request an increase in the Total Commitment if at the time of such request a Default or Event of Default shall have occurred and be continuing and (B) no increase in the Total Commitment (including by way of the addition of a Proposed New Bank) shall become effective if on the date that such increase would become effective, a Default or Event of Default shall then exist or occur as a result thereof.

2.9 Optional and Mandatory Prepayments of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty (but in any event subject to Section 2.13), upon prior written, telecopy or telephonic notice to the Agent given no later than 11:00 a.m., Philadelphia time, one Business Day before any proposed prepayment; provided, however, that each such partial prepayment of a Eurodollar Borrowing shall be in the principal amount of at least $1,000,000 or in whole multiples of $100,000 in excess thereof and each such partial prepayment of a Base Rate Borrowing shall be in the principal amount of at least $250,000 or in whole multiples of $50,000 in excess thereof.

(b) On the date of any termination or reduction of the Total Commitment pursuant to Section 2.8, the Borrower shall pay or prepay so much of the Borrowings as shall be necessary in order that the Total Exposure at such time will not exceed the Total Commitment after giving effect to such termination or reduction.

(c) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing (or portion thereof) by the amount stated therein. All prepayments under this Section on other than Base Rate Borrowings shall be accompanied by accrued interest on the principal amount being prepaid to the date of prepayment and any amounts owed under Section 2.13 hereof.

2.10 Illegality. Notwithstanding any other provision herein, if any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Bank to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Bank hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert or refinance Base Rate Loans to Eurodollar Loans shall forthwith be cancelled and (b) such Bank’s Revolving Credit Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Revolving Credit Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Bank such amounts, if any, as may be required pursuant to Section 2.13.

2.11 Requirements of Law. (a) In the event that any Change in Law shall:

(i) subject any Bank to any tax of any kind whatsoever with respect to this Agreement, any Note or Eurodollar Loan made by it, or change the basis of taxation of payments to such Bank in respect thereof (except for Taxes or Other Taxes covered by Section 2.12 and the imposition of, or any change in the rate of, any Excluded Tax payable by any Bank);

(ii) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Bank (except any reserve requirement reflected in the Eurodollar Rate); or

(iii) impose on any Bank or the London interbank market any other condition, cost or expense affecting this Agreement or any Eurodollar Loan made by such Bank;

and the result of any of the foregoing shall be to increase the cost to such Bank of making, converting to, continuing or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Bank, or to reduce the amount of any sum received or receivable by such Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Bank, the Borrower will pay to such Bank, such additional amount or amounts as will compensate such Bank, for such additional costs incurred or reduction suffered; provided, that the Borrower shall not be liable for any such amounts incurred or suffered by such Bank more than 180 days prior to the date of such Bank’s notification to the Borrower. If any Bank becomes entitled to claim any additional amounts pursuant to this subsection, it shall as promptly as practicable notify the Borrower, through the Agent, of the event by reason of which it has become so entitled. A certificate explaining and detailing any additional amounts payable pursuant to this subsection submitted by such Bank, through the Agent, to the Borrower shall be conclusive in the absence of clearly demonstrable error. If any such amount paid by the Borrower to such Bank is subsequently determined not to have been due and is refunded to such Bank, such Bank will reimburse the Borrower for amounts paid in respect of such refunded amount. This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.

(b) If any Bank determines that any Change in Law affecting such Bank or any lending office of such Bank or such Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Bank’s capital or on the capital of such Bank’s holding company, if any, as a consequence of this Agreement, the Commitment of such Bank or the Loans made by, or participations in Swing Loans held by, such Bank, to a level below that which such Bank or such Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Bank’s policies and the policies of such Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Bank, such additional amount or amounts as will compensate such Bank or such Bank’s holding company for any such reduction suffered. If any Bank becomes entitled to claim any additional amounts pursuant to this subsection, it shall as promptly as practicable notify the Borrower, through the Agent, of the event by reason of which it has become so entitled. A certificate explaining and detailing any additional amounts payable pursuant to this subsection submitted by such Bank, trough the Agent, to the Borrower shall be conclusive in the absence of clearly demonstrable error. This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.

(c) Each Bank agrees that it will use reasonable efforts in order to avoid or to minimize, as the case may be, the payment by the Borrower of any additional amount under subsections 2.11(a) and (b); provided, however, that no Bank shall be obligated to incur any expense, cost or other amount in connection with utilizing such reasonable efforts. Notwithstanding any other provision of this Section 2.11, no Bank shall apply the provisions of subsections 2.11(a) or (b) hereof with respect to the Borrower if it shall not at the time be the general policy or practice of the Bank exercising its rights hereunder to apply the provisions similar to those of this Section 2.11 to other borrowers in substantially similar circumstances under substantially comparable provisions of other credit agreements.

2.12 Taxes. (a) All payments made by the Borrower under this Agreement and the Notes shall be made free and clear of, and without deduction for any present or future taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto, including any interest, additions to tax or penalties applicable thereto (other than Excluded Taxes) (all such non-excluded taxes, levies, imposts, duties, charges, fees, deductions and withholdings being hereinafter called “Taxes”). If the Borrower shall be required by Law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Agent and each Bank receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant tax authority or other authority in accordance with applicable Law. As used herein, the term “Excluded Taxes” shall mean, with respect to the Agent, any Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (i) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Bank, in which its applicable lending office is located, (ii) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (iii) in the case of a Foreign Bank, any withholding tax (including under FATCA) that is imposed on amounts payable to such Foreign Bank at the time such Foreign Bank becomes a party hereto (or designates a new lending office), except to the extent that such Foreign Bank (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.12.

(b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies which arise from any payment made hereunder, under the Notes or under any other Loan Document or from the execution, delivery, or registration of, or otherwise with respect to, this Agreement, any Note or any other Loan Document (hereinafter referred to as “Other Taxes”).

(c) The Borrower shall indemnify the Agent and each Bank for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this subsection) paid by the Agent or any Bank and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date the Agent or a Bank makes written demand therefor accompanied by a certificate explaining and detailing any such Taxes or Other Taxes paid by the Agent or such Bank which shall be conclusive in the absence of demonstrable error.

(d) Within 30 days after the date of any payment of any Taxes or Other Taxes by the Borrower, if available, the Borrower shall furnish to the Agent and each Bank, at its address referred to herein, the original or a certified copy of a receipt evidencing payment thereof.

(e) If as a result of a payment by the Borrower of Taxes or Other Taxes pursuant to subsections 2.12(a), (b) or (c) the Agent or a Bank receives a tax benefit or tax savings such as by receiving a credit against, refund of, or reduction in Taxes or Other Taxes which the Agent or such Bank would not have received but for the payment by the Borrower of such Taxes or Other Taxes, then the Agent or such Bank shall promptly pay to the Borrower the amount of such credit, refund, reduction or any other similar item. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in subsections 2.12(a) through (d) shall survive the payment in full of principal and interest hereunder and under any instrument delivered hereunder.

(f) Each Foreign Bank agrees that it will deliver to the Borrower and the Agent on or prior to the Closing Date in the case of each initial Bank and on or prior to the effective date of the Assignment and Assumption pursuant to which it becomes a Bank in the case of each other Bank and on or prior to the date on which any such form or certification expires or becomes obsolete, after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this subsection (f), and from time to time, if requested by the Borrower or the Agent, two completed originals of each of the following, as applicable; (A) Forms W-8ECI (claiming exemption from U.S. withholding tax because the income is effectively connected with a U.S. trade or business), W-8BEN (claiming exemption from, or a reduction of, U.S. withholding tax under an income tax treaty) and/or W-8IMY (together with appropriate forms, certifications and supporting statements) or any successor forms, (B) in the case of a Foreign Bank claiming exemption under Sections 871(h) or 881(c) of the Code, Form W-8BEN (claiming exemption from U.S. withholding tax under the portfolio interest exemption) or any successor form and a certificate in form and substance acceptable to the Borrower and the Agent. Such Bank shall certify, in the case of a Form W-8ECI, W-8BEN or W-8IMY, that it is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes. If a payment made to a Foreign Bank would be subject to U.S. Federal withholding tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to the Borrower and the Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent, such documentation prescribed by applicable law (including any notice described in Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower or the Agent, as the case may be, to comply with their obligations under FATCA, to determine whether such Bank has or has not complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. If any form provided by a Foreign Bank at the time such Bank first becomes a party to this Agreement indicates a United States interest withholding rate in excess of zero, withholding tax at such rate shall be considered excluded from “Taxes” as defined in subsection 2.12(a). Each Bank shall deliver to the Borrower and the Agent, with respect to Taxes imposed by any Governmental Authority other than the United States of America, similar forms, if available (or the information that would be contained in similar forms if such forms were available), to the forms which are required to be provided under this subsection with respect to Taxes of the United States of America.

(g) Notwithstanding the foregoing subsections 2.12(a) through (e), the Borrower shall not be required to pay any additional amounts to any Bank in respect of United States withholding or backup withholding tax pursuant to such subsections if (i) the obligation to pay such additional amounts would not have arisen but for a failure by such Bank to comply with the requirements of subsection 2.12(f) (other than by reason of a change in Law) or (ii) such Bank shall not have furnished the Borrower with such forms and documentation described in subsection 2.12(f) and shall not have taken such other steps as reasonably may be available to it under applicable tax laws and any applicable tax treaty or convention to obtain an exemption from, or reduction (to the lowest applicable rate) of, such United States withholding tax.

2.13 Indemnity. (a) The Borrower agrees to indemnify each Bank and to hold each Bank harmless from any loss or expense which such Bank may sustain or incur as a consequence of (a) default by the Borrower in payment when due of the principal amount of or interest on any Eurodollar Loan or Swing Line Loan, (b) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans or Swing Line Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (c) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (d) the making of a prepayment of Eurodollar Loans or Swing Line Loans on a day which is not the last day of an Interest Period with respect thereto (or, in the case of a Swing Line Loan, on the date such Swing Line Loan is due), including, without limitation, in each case, any such loss or expense arising from the reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained. A certificate as to any amounts (including a calculation thereof) that a Bank is entitled to receive under this Section 2.13 submitted by such Bank, through the Agent, to the Borrower shall be conclusive in the absence of clearly demonstrable error and all such amounts shall be paid by the Borrower promptly upon demand by such Bank. This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.

(b) For the purpose of calculation of all amounts payable to a Bank under this Section, each Bank shall be deemed to have actually funded its relevant Eurodollar Loan or Swing Line Loan through the purchase of a deposit bearing interest at the Eurodollar Rate or the applicable rate on such Swing Line Loan, as the case may be, in an amount equal to the amount of that Eurodollar Loan or Swing Line Loan, as the case may be, and having a maturity comparable to the relevant Interest Period or applicable period for such Eurodollar Loan or Swing Line Loan; provided, however, that each Bank may fund each of its Eurodollar Loans and the Swing Line Bank may fund its Swing Line Loans in any manner it sees fit, and the foregoing assumptions shall be utilized only for the calculation of amounts payable under this subsection. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.14 Pro Rata Treatment, etc. Except as required under Sections 2.2, 2.5 and 2.10, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Facility Fee, each reduction of the Commitments, each participation in Letters of Credit and Swing Line Loans, each refinancing of any Borrowing with a Borrowing of any Type and each conversion of Loans, shall be made pro rata among the Banks in accordance with their respective Commitment Percentages. Each Bank agrees that in computing such Bank’s portion of any Borrowing to be made hereunder, the Agent may, in its discretion, round each Bank’s percentage of such Borrowing to the next higher or lower whole dollar amount.

2.15 Payments. (a) The Borrower shall make each payment (including principal of or interest on any Loan or any Fees or other amounts) hereunder not later than 12:00 (noon), Philadelphia time, on the date when due in Dollars to the Agent at its offices at 1600 Market Street, Philadelphia, Pennsylvania 19103, or at such other place as may be designated by the Agent, in immediately available funds.

(b) Whenever any payment (including principal of or interest on any Loan or any Fees or other amounts) hereunder shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

2.16 Conversion and Continuation Options. The Borrower shall have the right at any time upon prior irrevocable notice to the Agent (a) not later than 11:00 a.m., Philadelphia time, on the Business Day of conversion, to convert any Eurodollar Loan to a Base Rate Loan, (b) not later than 11:00 a.m., Philadelphia time, three Business Days prior to conversion or continuation, (i) to convert any Base Rate Loan into a Eurodollar Loan, or (ii) to continue any Eurodollar Loan as a Eurodollar Loan for any additional Interest Period, and (c) not later than 11:00 a.m., Philadelphia time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Loan to another permissible Interest Period, subject in each case to the following:

(a) a Eurodollar Loan may not be converted at a time other than the last day of the Interest Period applicable thereto;

(b) any portion of a Revolving Credit Loan maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Loan;

(c) no Eurodollar Loan may be continued as such and no Base Rate Loan may be converted to a Eurodollar Loan when any Default or Event of Default has occurred and is continuing;

(d) any portion of a Eurodollar Loan that cannot be converted into or continued as a Eurodollar Loan by reason of subsections 2.16(b) or (c) automatically shall be converted at the end of the Interest Period in effect for such Revolving Credit Loan to a Base Rate Loan;

(e) if by the third Business Day prior to the last day of any Interest Period for Eurodollar Loans, the Borrower has failed to give notice of conversion or continuation as described in this subsection, the Agent shall give notice thereof to the Banks, and such Revolving Credit Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period; and

(f) each request by the Borrower to convert or continue a Revolving Credit Loan shall constitute a representation and warranty that each of the representations and warranties made by the Borrower herein is true and correct in all material respects on and as of such date as if made on and as of such date.

Accrued interest on a Revolving Credit Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion.

2.17 Loan Accounts. Each Bank shall open and maintain on its books a loan account in the Borrower’s name with respect to Loans made, repayments, prepayments, the computation and payment of interest and other amounts due and sums paid to such Bank hereunder and under the Loan Documents. Except in the case of manifest error in computation, such records shall be presumed correct as to the amount at any time due to such Bank from the Borrower. The failure of any Bank to make an entry in its loan account shall not abrogate the Borrower’s duty to repay the Debt owed to such Bank under the Loan Documents.

2.18 Use of Proceeds. The proceeds of the Loans may be used by the Borrower for its working capital and general corporate purposes in the ordinary course of business (including making loans to or other Investments in its Subsidiaries in the ordinary course of business to the extent permitted hereunder) and to finance the purchase price and transaction costs in connection with acquisitions. The Letters of Credit shall be Letters of Credit required in the ordinary course of the Borrower’s business or in connection with acquisitions to the extent permitted hereunder.

2.19 Defaulting Banks. Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes a Defaulting Bank, then the following provisions shall apply for so long as such Bank is a Defaulting Bank:

(a) such Defaulting Bank shall no longer be entitled to receive its Commitment Percentage of Facility Fees or Letter of Credit Fees otherwise payable pursuant to Sections 2.4 and 2.5 hereof, and thereafter, so long as any Bank is a Defaulting Bank, the fees payable to the Non-Defaulting Banks pursuant to Sections 2.4 and 2.5 shall be based on their Adjusted Revolving Credit Commitment Percentages;

(b) the Defaulting Bank, or the Exposure and Commitment Percentage of such Defaulting Bank, as applicable, shall not be included in determining whether all Banks or Required Banks have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.1), provided that any waiver, amendment or modification requiring the consent of all Banks or each affected Bank which is more disadvantageous to such Defaulting Bank than to other affected Banks shall require the consent of such Defaulting Bank;

(c) if any outstanding Swing Line Loans or Letters of Credit exist at the time a Bank becomes a Defaulting Bank then:

(i) such Defaulting Bank’s pro rata portion of such Swing Line Loans shall be reallocated among the Non-Defaulting Banks in accordance with their respective Adjusted Revolving Credit Commitment Percentages but only to the extent (x) the sum of all Non-Defaulting Banks’ Revolving Credit Loans and Adjusted Revolving Credit Commitment Percentages of all Swing Line Loans and Letter of Credit Obligations then outstanding does not exceed the aggregate of the Commitments of all Non-Defaulting Banks and (y) the conditions set forth in Section 4.2 are satisfied at such time;

(ii) such Defaulting Bank’s participation interests in such outstanding Letters of Credit shall be reallocated among the Non-Defaulting Banks in accordance with their respective Adjusted Revolving Credit Commitment Percentages but only to the extent (x) the sum of all Non-Defaulting Banks’ Revolving Credit Loans and Adjusted Revolving Credit Commitment Percentages of all Swing Line Loans and Letter of Credit Obligations then outstanding does not exceed the aggregate of the Commitments of all Non-Defaulting Banks and (y) the conditions set forth in Section 4.2 are satisfied at such time;

(iii) to the extent that all or any part of such Defaulting Bank’s pro rata portion of Swing Line Loans cannot be reallocated pursuant to Section 2.19(c)(i), then the Borrower (A) agrees, within 20 days following notice from the Agent until such Defaulting Bank ceases to be a Defaulting Bank under this Agreement, to establish and, thereafter, to maintain a special collateral account (the “Swing Line Collateral Account”) at the Agent’s office at the address specified pursuant to Section 9.2, in the name of the Borrower but under the sole dominion and control of the Agent, (B) grant to the Agent for the benefit of the Banks, solely as security for repayment of the unallocated portion of such Defaulting Bank’s Commitment Percentage of outstanding Swing Line Loans, a security interest in and to the Swing Line Collateral Account and any funds that may thereafter be deposited therein and (C) agree to maintain in the Swing Line Collateral Account an amount equal to the unallocated portion of such Defaulting Bank’s Commitment Percentage of outstanding Swing Line Loans; and

(iv) to the extent that all or any part of such Defaulting Bank’s participations in outstanding Letters of Credit cannot be reallocated pursuant to Section 2.19(c)(ii), then the Borrower (A) agrees, within 20 days following notice from the Agent until such Defaulting Bank ceases to be a Defaulting Bank under this Agreement, to establish and, thereafter, to maintain a special collateral account (the “Letter of Credit Collateral Account”) at the Agent’s office at the address specified pursuant to Section 9.2 in the name of the Borrower but under the sole dominion and control of the Agent, (B) grant to the Agent for the benefit of the Banks, as security for the unallocated portion of such Defaulting Bank’s Revolving Credit Commitment Percentage of all Letter of Credit Obligations, a security interest in the Letter of Credit Collateral Account and any funds that may be deposited therein and (C) agree to maintain in the Letter of Credit Collateral Account an amount equal to the unallocated portion of such Defaulting Bank’s Commitment Percentage of all Letter of Credit Obligations, regardless of whether any Letters of Credit have then been drawn.

(d) so long as any Bank is a Defaulting Bank, the Swing Line Bank shall not be required to fund any Swing Line Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit unless it is satisfied that the related exposure will be 100% covered by the non-Defaulting Banks and/or cash collateral will be provided by the Borrower in accordance with Section 2.19(c);

(e) any amount payable to such Defaulting Bank hereunder (whether on account of principal, interest, fees or otherwise), shall, in lieu of being distributed to such Defaulting Bank, be retained by the Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Agent (i) first, to the payment of any amounts owing by such Defaulting Bank to the Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Bank to the Issuing Bank or Swing Line Bank hereunder, (iii) third, to the funding of any Revolving Credit Loan or the funding of any participating interest in any Swing Line Loan or Letter of Credit in respect of which such Defaulting Bank has failed to fund its portion thereof as required by this Agreement, as determined by the Agent, (iv) fourth, if so determined by the Agent and the Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Bank under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to the Borrower or the Banks as a result of any judgment of a court of competent jurisdiction obtained by the Borrower or any Bank against such Defaulting Bank as a result of such Defaulting Bank’s breach of its obligations under this Agreement and (vi) sixth, to such Defaulting Bank or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans or reimbursement obligations in respect of Letters of Credit for which a Defaulting Bank has not fully funded its participation obligations and (y) made at a time when the conditions set forth in Section 4.2 are satisfied, the remaining portion of such payment shall be applied solely to prepay the Loans of, and reimbursement obligations owed to, all Non-Defaulting Banks pro rata prior to being applied to the prepayment of any Loans, or reimbursement obligations owed to, any Defaulting Bank; and

(f) in the event that the Agent, the Borrower, the Issuing Bank and the Swing Line Bank each agrees in writing that a Defaulting Bank has adequately remedied all matters that caused such Bank to be a Defaulting Bank, then the Swing Line Loans and Letters of Credit participations of the Banks shall be readjusted to reflect the inclusion of such Bank’s Commitment Percentage, and on such date such Bank shall purchase at par such of the Loans of the other Banks (other than Swing Line Loans) as the Agent shall determine may be necessary in order for such Bank to hold such Loans in accordance with its Commitment Percentage, subject to the provisions of Section 2.13.

SECTION 3. REPRESENTATIONS AND WARRANTIES

To induce the Banks to enter into this Agreement, and to make the Loans, the Borrower hereby represents and warrants to the Agent and each Bank that:

3.1 Financial Condition. (a) The audited consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2011 and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, copies of all of which have heretofore been furnished to each Bank, present fairly the consolidated financial condition of the Borrower as at such dates, and the consolidated results of its operations and its consolidated cash flows for the periods covered thereby. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved. Neither the Borrower nor any of its Subsidiaries had, at the date of the most recent balance sheet referred to above, any material Contingent Obligation, liability for taxes, or any long-term lease or unusual forward or long-term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction, which is required by GAAP to be but is not reflected in the foregoing statements or in the notes thereto.

(b) (i) As of the Closing Date and after giving effect to this Agreement and any Loans to be made on the Closing Date, the Borrower and each other Loan Party is Solvent.

  (ii) Neither the Borrower nor any other Loan Party intends to incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it and the timing of the amounts of cash to be payable on or in respect of its Debt.

3.2 No Adverse Change. Since December 31, 2011, there has been no development or event which has had a Material Adverse Effect.

3.3 Existence; Compliance with Law. Each of the Borrower and the other Loan Parties (a) is duly organized, validly existing and subsisting under the laws of the jurisdiction of its organization, (b) has the corporate power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign entity and in good standing or subsisting, as applicable, under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that the failure to be so qualified would not, in the aggregate, have a Material Adverse Effect and (d) is in compliance with all Requirements of Law the non-compliance with which would have a Material Adverse Effect.

3.4 Corporate Power; Authorization; Enforceable Obligations. Each of the Borrower and the other Loan Parties has the corporate power, authority, and legal right, to make, deliver and perform this Agreement, the Notes and the other Loan Documents to which it is a party and to borrow hereunder and has taken all necessary corporate action to authorize the borrowings on the terms and conditions of this Agreement and the Notes and to authorize the execution, delivery and performance of this Agreement, the Notes and the other Loan Documents to which it is a party. No consent or authorization of, filing with or other act by or in respect of, any Governmental Authority or any other Person (including stockholders and creditors of the Borrower or any other Loan Party) is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement, the Notes or the other Loan Documents. This Agreement has been, each Note and other Loan Documents will be, duly executed and delivered on behalf of the Borrower and each other Loan Party thereto. This Agreement constitutes, and each Note and other Loan Documents when executed and delivered will constitute, legal, valid and binding obligations of the Borrower and each other Loan Party party thereto enforceable against the Borrower and such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.5 No Legal Bar. The execution, delivery and performance of this Agreement, the Notes and the other Loan Documents by the Borrower and the other Loan Parties thereto, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or Contractual Obligation of the Borrower or of any of the other Loan Parties and will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

3.6 No Material Litigation. Except as set forth on Schedule 3.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened against the Borrower or any Subsidiary or against any of the properties or revenues of the Borrower, such Subsidiary or against any Plan (a) with respect to this Agreement, the Notes or the other Loan Documents or any of the transactions contemplated hereby, or (b) as to which there is a reasonable likelihood of an adverse determination and which, if adversely determined, would have a Material Adverse Effect.

3.7 No Default. Neither the Borrower nor any Subsidiary is in default under or with respect to any of its Contractual Obligations in any respect which would have a Material Adverse Effect. No Event of Default has occurred and is continuing.

3.8 Taxes. Each of the Borrower and each of its Subsidiaries has filed or caused to be filed all tax returns which are required to be filed (or has obtained authorized extensions for such filings) and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower, as the case may be); no material tax Lien has been filed against the Borrower or any of its Subsidiaries, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charges.

3.9 Federal Regulations. No part of the proceeds of any Loans will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U or for any purpose which violates the provisions of Regulation U. If requested by any Bank or the Agent, the Borrower will furnish to the Agent and each Bank a statement to the foregoing effect in conformity with the requirements of FR Form U-l referred to in said Regulation U. No part of the proceeds of the Loans hereunder will be used for any purpose which violates, or which is inconsistent with, the provisions of any of Regulations D, T, U and X.

3.10 ERISA. (a) Each Plan has complied in all respects with the applicable provisions of the ERISA and the Code and has been administered in accordance with its terms, except to the extent that failure(s) to so comply, or to so administer the Plan, in the aggregate, has not resulted in and could not reasonably be expected to result in a Material Adverse Effect. No Reportable Event has occurred with respect to any Single Employer Plan which presents a material risk of termination of the Plan by the PBGC. There have been no “prohibited transactions” (as defined in Section 406 of ERISA or Section 4975 of the Code) in connection with which the Borrower or any Commonly Controlled Entity could be subject to any Material civil penalty under 502(i) of ERISA or any Material excise tax under Section 4975 of the Code.

(b) With respect to each Single Employer Plan maintained by the Borrower or a Commonly Controlled Entity, the adjusted funding target attainment percentage (within the meaning of Section 436(j)(2) of the Code) of each such Single Employer Plan, as of the close of the most recent plan year for such Plan as certified by the Plan’s actuary, is not less than eighty percent (80%).

(c) Neither the Borrower nor any Commonly Controlled Entity has incurred any withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under Section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material. To the best of Borrower’s knowledge, no Multiemployer Plan as to which Borrower or a Commonly Controlled Entity has any obligation is in Reorganization as defined in Section 4241 of ERISA or is Insolvent.

(d) The expected post-retirement benefit obligation (determined as of the last day of the Borrower’s most recently ended fiscal year in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 715-60 (formerly FASB Statement No. 106), without regard to liabilities attributable to continuation coverage mandated by Section 4980B of the Code) of the Borrower and its Subsidiaries would not reasonably be expected to have a Material Adverse Effect.

3.11 Investment Company Act. Except as set forth on Schedule 3.11, neither the Borrower nor any Subsidiary is (a) an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended; or (b) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

3.12 Purpose of Loans. The proceeds of the Loans shall be used by the Borrower in accordance with Section 2.18 hereof.

3.13 Environmental Matters. To the best knowledge of the Borrower, except as may be disclosed on Schedule 3.13 and except to the extent that the aggregate cost of any remediation or other expense to the Borrower or any Subsidiary as a consequence of the failure of any of the following representations to be true and correct does not exceed $1,000,000, each of the representations and warranties set forth in paragraphs (a) through (e) of this subsection is true and correct with respect to each parcel of real property owned or operated by the Borrower or any Subsidiary (the “Properties”):

(a) the Properties do not contain, and have not previously contained, in, on, or under, including, without limitation, the soil and groundwater thereunder, any Materials of Environmental Concern in concentrations which violate Environmental Laws;

(b) the Properties and all operations and facilities at the Properties are in compliance with Environmental Laws in all material respects, and there is no Materials of Environmental Concern contamination or violation of any Environmental Law which would materially interfere with the continued operation of any of the Properties or materially impair the fair saleable value of any thereof;

(c) neither the Borrower nor any Subsidiary has received any written complaint, notice of violation, alleged violation, investigation or advisory action or of potential liability or of potential responsibility regarding a violation of Environmental Law or permit compliance with regard to the Properties, nor is the Borrower aware that any Governmental Authority is contemplating delivering to the Borrower or any Subsidiary any such notice;

(d) Materials of Environmental Concern have not been generated, treated, stored, disposed of, at, on or under any of the Properties, nor have any Materials of Environmental Concern been transferred from the Properties to any other location except in either case in the ordinary course of business of the Borrower and its Subsidiaries and in material compliance with all Environmental Laws; and

(e) there are no governmental, administrative actions or judicial proceedings pending or contemplated under any Environmental Laws to which the Borrower or any of its Subsidiaries is or will be named as a party with respect to the Properties, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any of the Properties.

3.14 Subsidiaries of the Borrower. Schedule 3.14 sets forth, as of the Closing Date, each Subsidiary of the Borrower and whether such Subsidiary is a Regulated Entity or a Significant Unregulated Subsidiary.

3.15 Patents, Trademarks, etc. Each of the Borrower and its Subsidiaries has obtained and holds in full force and effects all patents, trademarks, servicemarks, trade names, copyrights or licenses therefor and other such rights, free from burdensome restrictions, which are necessary for the operation of its business as presently conducted. To the Borrower’s best knowledge, no material product, process, method, substance, part or other material presently sold by or employed by the Borrower or any of its Subsidiaries in connection with such business infringes any patent, trademark, service mark, trade name, copyright, license or other right owned by any other Person so as to have a Material Adverse Effect. There is not pending or, to the Borrower’s knowledge, threatened any claim or litigation against or affecting the Borrower or any of its Subsidiaries contesting its right to sell or use any such product, process, method, substance, part or other material.

3.16 Ownership of Property. Each of the Borrower and its Subsidiaries has good and marketable fee simple title to or valid leasehold interests in all real property owned or leased by the Borrower or such Subsidiary (except in the case of certain properties not material to its business as to which its title was obtained by quit-claim or special warranty deed), and good title to all of its personal property subject to no Lien of any kind except Liens permitted hereby. Each of the Borrower and its Subsidiaries enjoys peaceful and undisturbed possession under all of its respective material leases.

3.17 Licenses, etc. Each of the Borrower and its Subsidiaries has obtained and holds in full force and effect, all franchises, licenses, permits, certificates, authorizations, qualifications, easements, rights of way and other rights, consents and approvals which are necessary for the operation of its business as presently conducted, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

3.18 No Burdensome Restrictions. Neither the Borrower nor any of its Subsidiaries is a party to any agreement or instrument or subject to any other Contractual Obligation or any charter or corporate restriction or any provision of any applicable law, rule or regulation which, to the best of the Borrower’s knowledge, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

3.19 Labor Matters. Neither the Borrower nor any of its Subsidiaries has, within the last five years, suffered any strikes, walkouts, work stoppages or other labor difficulty involving a material number of employees which in any case had a Material Adverse Effect, and to the best of the Borrower’s knowledge, there are no such events which could reasonably be expected to have a Material Adverse Effect now threatened.

3.20 Partnerships. Except as disclosed on Schedule 3.20, as of the Closing Date, the Borrower is not a partner in any partnership or in any joint venture.

3.21 Senior Debt Status. The Obligations of each Loan Party do rank and will rank at least pari passu in priority of payment with all other Debt of such Loan Party except Debt of such Loan Party to the extent secured by Liens permitted by Section 6.3 hereof.

3.22 Anti-Terrorism Laws. (a) Neither the Borrower nor its Subsidiaries or Affiliates are in violation of any Anti-Terrorism Law nor does the Borrower or its Subsidiaries engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b) Executive Order No. 13224. Neither the Borrower nor any of its Subsidiaries, Affiliates or agents acting or benefiting in any capacity in connection with the extensions of credit or other transactions hereunder, is any of the following (each a “Blocked Person”):

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(iii) a Person or entity with which any Bank is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224;

(v) a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or

(vi) a person or entity who is affiliated or affiliated with a person or entity listed above.

The Borrower does not nor does any of its Subsidiaries, Affiliates or agents acting in any capacity in connection with the extensions of credit hereunder or other transactions hereunder (x) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

3.23 No Material Misstatements. To the best of the Borrower’s knowledge, no information, report, financial statement, exhibit or schedule furnished by or on behalf of the Borrower or any of its Subsidiaries to the Agent or any Bank in connection with the negotiation of this Agreement or any Note or other Loan Document or included therein contains any misstatement of fact, or omitted or omits to state any fact necessary to make the statements therein not misleading, where such misstatement or omission would in the Borrower’s judgment be material to the interests of the Banks with respect to the Borrower’s performance of its obligations hereunder

All of the foregoing representations and warranties shall survive the execution and delivery of the Notes and the making by the Banks of the Loans hereunder.

SECTION 4. CONDITIONS PRECEDENT; CLOSING

4.1 Conditions to Closing. The agreement of each Bank to enter into this Agreements and make the initial Loans and the Issuing Bank and each Bank to issue and/or participate in Letters of Credit requested to be issued on the Closing Date is subject to the satisfaction on and as of the Closing Date of the following conditions precedent:

(a) Loan Documents. The Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the Borrower, with a counterpart for each Bank, (ii) the Guaranty, executed and delivered by a duly authorized officer of each Guarantor party thereto, with a counterpart for each Bank, (iii) for the account of each Bank, a Revolving Credit Note conforming to the requirements hereof and executed by a duly authorized officer of the Borrower and (iv) for the account of the Swing Line Bank, the Swing Line Note conforming to the requirements hereof and executed by a duly authorized officer of the Borrower.

(b) Corporate Proceedings of the Loan Parties. The Agent shall have received a copy of the resolutions or other corporate proceedings or action, in form and substance satisfactory to the Agent, taken on behalf of each of the Borrower and the other Loan Parties authorizing (i) the execution, delivery and performance of this Agreement, the Notes and the other Loan Documents to which it is a party and (ii) the borrowings and guaranties contemplated hereby, certified by a Responsible Officer of the Borrower or other Loan Party, as the case may be, as of the Closing Date, which certificate shall state that such resolutions, or other proceedings or action thereby certified have not been amended, modified, revoked or rescinded and shall be in form and substance satisfactory to the Agent.

(c) Representations and Warranties True; No Default. The representations and warranties of the Borrower contained in Section 3 hereof shall be true and accurate on and as of the Closing Date in all material respects with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein), and the Borrower shall have performed and complied with all covenants and conditions hereof; and no Event of Default or Default under this Agreement shall have occurred and be continuing or shall exist.

(d) Corporate Documents. The Agent shall have received true and complete copies of (i) the articles of incorporation and bylaws of each of the Borrower and the other Loan Parties, certified as of the Closing Date as complete and correct copies thereof by a Responsible Officer of the Borrower or such other Loan Party, as the case may be, (ii) good standing certificates issued by the Secretaries of State (or the equivalent thereof) of each state in which the Borrower or such other Loan Party has been formed no earlier than thirty days prior to the Closing Date.

(e) Incumbency. The Agent shall have received a written certificate dated the Closing Date by a Responsible Officer of each of the Borrower and the other Loan Parties as to the names and signatures of the officers of the Borrower and such Loan Party authorized to sign this Agreement and the other Loan Documents to which it is a party. The Agent may conclusively rely on such certificate until it shall receive a further certificate by a Responsible Officer of the Borrower or such other Loan Party amending such prior certificate.

(f) Fees. The Borrower shall have paid or caused to be paid to the Agent (i) all Fees then due hereunder and (ii) all other fees and expenses due and payable hereunder on or before the Closing Date (if then invoiced), including without limitation the reasonable fees and expenses of counsel to the Agent.

(g) Legal Opinion. The Agent shall have received the executed legal opinion of Dilworth Paxson LLP, addressed to the Agent and the Banks and satisfactory in form and substance to the Agent and its counsel covering such matters incident to the transactions contemplated by this Agreement as the Agent may reasonably require. The Borrower hereby directs such counsel to deliver such opinion, upon which the Banks and the Agent may rely.

(h) No Material Adverse Change. Since December 31, 2011, there shall be no change in the business, operations, Property, prospects or financial or other condition of the Borrower or any of its Subsidiaries or an event which would cause or constitute a Material Adverse Effect; and there shall be delivered to the Agent for the benefit of each Bank a certificate dated the Closing Date and signed on behalf of the Borrower by a Responsible Officer to each such effect.

(i) No Litigation. No action, proceeding, investigation, regulation or legislation shall have been instituted or threatened in writing before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of this Agreement or the consummation of the transactions contemplated hereby or which, in the Agent’s sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement.

(j) Evidence of Insurance. The Borrower shall have provided to each of the Banks copies of the evidence of insurance required by subsection 5.5(b).

(k) Evidence of Regulatory Approval. The Borrower shall have provided to the Agent a copy of each and every authorization, permit, consent, and approval of and other actions by, and notice to and filing with, every Governmental Authority which is required to be obtained or made by each of the Borrower and the other Loan Parties for the due execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party.

(l) Existing Indebtedness. The existing loans owed by the Borrower pursuant to a Credit Agreement by and among the Borrower, the banks party thereto and PNC Bank, National Association, as Agent, dated as of May 23, 2007, as amended, shall have been repaid in full or arrangements satisfactory to the Agent shall exist for the repayment thereof from the proceeds of the initial Loans hereunder, and the commitments thereunder terminated.

(m) Additional Documents. The Agent shall have received such additional documents, certificates and information as the Agent may require pursuant to the hereof or as the Agent may otherwise reasonably request.

4.2 Conditions to Each Loan. The agreement of each Bank to make any Loan requested to be made by it and of the Issuing Bank and each Bank to issue and/or participate in Letters of Credit requested to be issued on any date (including, without limitation, the first such Loan hereunder) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by the Borrower herein or which are contained in any certificate, document or financial or other statement furnished at any time under or in connection herewith or therewith shall be true and correct in all material respects on and as of such date as if made on and as of such date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loans requested to be made or the Letter of Credit is to be issued on such date.

(c) No Contravention of Law. The making of the Loans or the issuance of the Letter of Credit shall not contravene any Requirement of Law applicable to the Borrower or any of the Banks.

Each Borrowing by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such Loan that the conditions contained in this Section 4.2 have been satisfied.

4.3 Closing. The closing (the “Closing”) of the transactions contemplated hereby shall take place at the offices of Ballard Spahr LLP, commencing at 10:00 a.m., Philadelphia time, on March 23, 2012 or such other place or date as to which the Agent, the Banks and the Borrower shall agree. The date on which the Closing shall be completed is referred to herein as the “Closing Date”.

SECTION 5. AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect, any Note remains outstanding and unpaid, any Letter of Credit remains outstanding or any other amount is owing to any Bank or the Agent hereunder, the Borrower shall and shall cause each of its Subsidiaries (except in the case of Section 5.1):

5.1 Furnishing Financial Statements. Furnish or cause to be furnished to the Agent:

(a) as soon as available, but in any event not later than 120 days (or such earlier date mandated by the SEC) after the close of each fiscal year of the Borrower, a copy of the annual audit report for such year for the Borrower and its consolidated Subsidiaries, including therein a consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such fiscal year, and related consolidated statements of income and retained earnings and changes in cash flows of the Borrower and its consolidated Subsidiaries for such fiscal year, all in reasonable detail, prepared in accordance with GAAP applied on a basis consistently maintained throughout the period involved and with the prior year with such changes thereon as shall be approved by the Borrower’s independent certified public accountants, such financial statements to be certified by a nationally recognized independent certified public accountants selected by the Borrower and reasonably acceptable to the Agent, without (i) a “going concern” or like qualification or (ii) an exception or qualification arising out of the restricted or limited nature of the examination of such accountants;

(b) as soon as available, but in any event not later than 60 days after the end of each fiscal quarter of the Borrower (other than the last fiscal quarter), unaudited consolidated financial statements of the Borrower and its consolidated Subsidiaries, including therein (i) a consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such fiscal quarter, (ii) the related consolidated statements of income and retained earnings of the Borrower and its consolidated Subsidiaries, and (iii) the related consolidated statement of changes in cash flows of the Borrower and its consolidated Subsidiaries all for the period from the beginning of such fiscal quarter to the end of such fiscal quarter and the portion of the fiscal year through the end of such quarter setting forth in each case in comparative form the corresponding figures for the like period of the preceding fiscal year; all in reasonable detail, prepared in accordance with GAAP applied on a basis consistently maintained throughout the period involved and with prior periods (except for the absence of footnotes and subject to year-end adjustments) and accompanied by a certificate of a Responsible Officer of the Borrower stating that the financial statements fairly present the financial condition of the Borrower and its consolidated Subsidiaries as of the date and for the periods covered thereby;

The financial statements required to be delivered pursuant to clauses (a) and (b) of this Section 5.1 shall be deemed to have been delivered on the date on which such report is posted on the website of the SEC at www.sec.gov and Borrower notifies Agent in writing thereof.

5.2 Certificates; Other Information. Furnish, or cause to be furnished, to each Bank:

(a) concurrently with the delivery of the annual and quarterly financial statements referred to in subsections 5.1(a) and 5.1(b), respectively, a certificate of a Responsible Officer of the Borrower (each a “Compliance Certificate”) showing in detail the calculations demonstrating compliance with the financial covenants set forth in Section 6.1 and the Applicable Margin and Applicable Facility Fee Percentage, together with a certificate of a Responsible Officer of the Borrower stating that, to his or her knowledge, the Borrower during such period has kept, observed, performed and fulfilled each and every covenant and condition contained in this Agreement and in the Notes and the other Loan Documents to which it is a party and that such officer has obtained no knowledge of any Default or Event of Default except as specifically indicated; if the Compliance Certificate shall indicate that such officer has obtained knowledge of a Default or Event of Default, such Compliance Certificate shall state what efforts the Borrower is making to cure such Default or Event of Default;

(b) promptly after the same become publicly available, copies of each financial statement, report, notice or proxy statement or other materials sent by the Borrower or any Subsidiary thereof to public securities holders generally and (ii) each regular or periodic report and each registration statement that shall have become effective (without exhibits except as expressly requested by the Agent or any Bank), and each final prospectus and all amendments thereto filed by the Borrower or any Subsidiary thereof with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, as the case may be; and

(c) promptly, such additional data and information relating to the business operations, affairs financial condition, assets or properties of the Borrower or any of its Subsidiaries or relating to the ability of the Borrower or the other Loan Parties to perform its obligations under the Loan Documents as the Agent or any Bank may from time to time reasonably request.

All balance sheets, statements and other information furnished pursuant hereto shall be prepared in accordance with GAAP, except for the absence of footnotes and subject to year-end adjustments in the case of the unaudited financial statements, and shall fairly set forth the consolidated financial condition of the Borrower and its Subsidiaries and the results of their operations. The Banks shall have the right, from time to time, to discuss the Loan Parties’ affairs directly with the Borrower’s independent certified public accountants after notice to the Borrower and the opportunity for the Borrower to be present at any such discussions. The Agent and each Bank is authorized to show or deliver a copy of any financial statement or any other information relating to the business, operations or financial condition of the Borrower and its Subsidiaries which may be furnished to any Bank or come to its attention pursuant to this Agreement or otherwise, to any regulatory body or agency having jurisdiction over such Bank and to any bank or other financial institution which is a present or potential participant with such Bank in the Loans and other extensions of credit hereunder, provided such bank or financial institution agrees to keep such information confidential on the terms hereof.

5.3 Intentionally Omitted.

5.4 Conduct of Business and Maintenance of Existence. Subject to Sections 6.4, 6.5 and 6.6 and except to the extent that failure to do so would not have a Material Adverse Effect, preserve, renew and keep in full force and effect the Borrower’s corporate existence and the corporate existence of each Restricted Subsidiary and take all reasonable action to maintain all rights, privileges, trademarks, trade names, licenses, franchises and other authorizations necessary or desirable in the normal conduct of its business; comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith would not reasonably be expected to have, in the aggregate, a Material Adverse Effect.

5.5 Maintenance of Property; Insurance. (a) Maintain and keep its properties in good repair, working order and condition (ordinary wear and tear excepted), so that the business carried on in connection therewith may be properly conducted at all times; provided, however, that the Borrower or any Subsidiary thereof shall not be prevented from discontinuing the operation or maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Borrower has concluded that such discontinuance would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b) Insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, worker’s compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary. The Borrower shall deliver at the request of the Agent from time to time a summary schedule indicating all insurance then in force with respect to the Borrower and each of its Subsidiaries.

5.6 Inspection; Books and Records.

(a) Inspection. (i) if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Borrower, permit any of the officers or authorized employees or representatives of the Agent or any of the Banks to visit the principal executive office of the Borrower, to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with the Borrower’s officers, and (with the consent of the Borrower, which consent will not be unreasonably withheld) to visit the other offices and properties of the Borrower and each Subsidiary, all at such reasonable times during normal business hours and as often as may be reasonably requested in writing; and

(ii) if a Default or Event of Default then exists, at the expense of the Borrower, permit any of the officers or authorized employees or representatives of the Agent or any of the Banks to visit and inspect any of the offices or properties of the Borrower or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Borrower authorizes said accountants to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries), all at such reasonable times and as often as may be requested.

(b) Maintain and keep proper books of record and account which enable the Borrower to issue financial statements in accordance with GAAP and as otherwise required by applicable Requirements of Law, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.

5.7 Notices. Promptly, upon the Borrower becoming aware, give notice to the Agent and each Bank of:

(a) the occurrence of any Default or Event of Default;

(b) any notice to the Borrower or any Subsidiary thereof from any Governmental Authority relating to an order, ruling, statute or other Requirement of Law that would reasonably be expected to have a Material Adverse Effect; and

(c) any written notice setting forth the nature thereof and the action, if any, that the Borrower or any Commonly Controlled Entity proposes to take with respect thereto:

(i) with respect to any Plan, any reportable event, as defined in Section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date thereof;

(ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Borrower or any Commonly Controlled Entity of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan;

(iii) any event, transaction or condition that could result in the incurrence of any liability by the Borrower or any Commonly Controlled Entity pursuant to Title I or IV of ERISA or the imposition of a penalty or excise tax under the provisions of the Code relating to employee benefit plans, or the imposition of any Lien on any of the rights, properties or assets of the Borrower or any Commonly Controlled Entity pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, would reasonably be expected to have a Material Adverse Effect; or

(iv) any Plan is in an at-risk status, as defined in Section 430(i) if the Code or Section 303(i) of ERISA, or becomes subject to the funding-based limits described in Section 436 of the Code or Section 206(g) of ERISA.

Each notice pursuant to this subsection shall be accompanied by a statement of the Borrower, executed on its behalf by a Responsible Officer, setting forth details of the occurrence referred to therein and stating what action the Borrower propose to take with respect thereto.

5.8 Environmental Laws. (a) Comply with, and require compliance by all tenants and to the extent possible, all subtenants, if any, with, all Environmental Laws and obtain and comply with and maintain, and require that all tenants and to the extent possible, all subtenants obtain and comply with and maintain, any and all licenses, approvals, registrations or permits required by Environmental Laws except to the extent that failure to so comply or obtain or maintain such documents would not have a Material Adverse Effect.

(b) Except as set forth in Schedule 3.13, comply with all lawful and binding orders and directives of all Governmental Authorities respecting Environmental Laws except to the extent that failure to so comply would not have a Material Adverse Effect.

5.9 Taxes. File all income tax or similar tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies payable by any of them, to the extent such taxes and assessments have become due and payable and before they have become delinquent; provided that neither the Borrower nor any Subsidiary need pay any such tax, assessment, charge or levy if (i) the amount, applicability or validity thereof is contested by the Borrower or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Borrower or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Borrower or such Subsidiary or (ii) the nonpayment of all such taxes, assessments, charges and levies in the aggregate would not reasonably be expected to have a Materially Adverse Effect.

5.10 Guarantees of Obligations. Subject to the last sentence of this Section 5.10, in the event that any Significant Unregulated Subsidiary shall be formed, acquired or come into existence after the Closing Date, promptly cause such Significant Unregulated Subsidiary to (a) execute and deliver a Guaranty Agreement (or a Joinder Agreement as determined by the Agent) in form and substance satisfactory to the Agent pursuant to which such Significant Unregulated Subsidiary will become a “Guarantor” hereunder, and guarantee the obligations of the Borrower hereunder and under the Notes and other Loan Documents and (b) deliver such proof of corporate or other action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by the Borrower pursuant to Section 4.1 on the Closing Date or as the Agent shall have reasonably requested. It is the intent of the parties hereto that all of the obligations of the Borrower hereunder shall be unconditionally guaranteed by all of its Significant Unregulated Subsidiaries to the maximum extent permitted under the laws of the jurisdiction of organization of any such Significant Unregulated Subsidiary.

5.11 Anti-Terrorism Laws. Neither the Borrower nor its Affiliates, Subsidiaries or agents shall (a) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (b) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (c) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or the USA Patriot Act. The Borrower shall deliver to Agent any certification or other evidence requested from time to time by the Agent in its sole discretion, confirming Borrower’s and its Affiliates’ and Subsidiaries’ compliance with this Section 5.11.

5.12 Designation of Subsidiaries. The Borrower may from time to time cause any Regulated Subsidiary or any Unregulated Subsidiary which is not a Significant Subsidiary, in each case, acquired after the Closing Date to be designated as an Unrestricted Subsidiary or any Unrestricted Subsidiary to be designated as a Restricted Subsidiary, provided, however, that at the time of such designation and immediately after giving effect thereto, no Default or Event of Default would exist under the terms of this Agreement, and provided, further, that once a Subsidiary has been designated an Unrestricted Subsidiary, it shall not thereafter be redesignated as a Restricted Subsidiary on more than one occasion. Within ten (10) days following any designation described above, the Borrower will deliver to the Agent a notice of such designation accompanied by a certificate signed by a Responsible Officer certifying compliance with all requirements of this Section 5.12 and setting forth all information required in order to establish such compliance.

SECTION 6. NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect, any Note remains outstanding and unpaid, any Letter of Credit remains outstanding or any other amount is owing to any Bank or the Agent hereunder, the Borrower shall not, and, shall not permit any of (i) its Restricted Subsidiaries (except in the case of Sections 6.1, 6.2, 6.11 and 6.14 which apply only to the Borrower), or (ii) its Subsidiaries (in the case of Section 6.13 only), to, directly or indirectly:

6.1 Financial Covenants.

(a) Leverage Ratio. Permit as of the end of any fiscal quarter the Leverage Ratio to be greater than sixty-five percent (65%).

(b) Interest Coverage Ratio. Permit as of the end of any fiscal quarter the Interest Coverage Ratio to be less than 1.8 to 1.

6.2 Limitation on Certain Debt. Except for the Commitments under the Loan Documents, at any time enter into, assume or suffer to exist lines of credit or comparable extensions of credit from one or more commercial banks (or their Affiliates) under which the Borrower has incurred or may incur aggregate Debt in excess of $25,000,000.

6.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, including, without limitation, the Capital Stock of its Subsidiaries, whether now owned or hereafter acquired, except for:

(a) Liens for taxes, assessments or other governmental charges that are not yet due and payable or the payment of which is not at the time required by Section 5.9; provided, any such tax, assessment or other governmental charge shall be paid prior to the commencement of any proceedings to foreclose any Lien related thereto;

(b) any attachment or judgment Lien, unless the judgment it secures shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 60 days after the expiration of any such stay;

(c) Liens incidental to the conduct of business or the ownership of properties and assets (including landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s and other similar Liens for sums not yet due and payable or which are being contested in good faith by appropriate proceedings diligently conducted) and Liens to secure the performance of bids, tenders, leases, or trade contracts, or to secure statutory obligations (including obligations under workers compensation, unemployment insurance and other social security legislation), surety or appeal bonds or other Liens incurred in the ordinary course of business and not in connection with the borrowing of money;

(d) leases or subleases granted to others, zoning restrictions, easements, rights-of-way, restrictions and other similar charges or encumbrances, in each case incidental to the ownership of property or assets or the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries; provided, however, that such Liens do not, materially impair the use of such property or materially detract from the value of such property and which are not violated in any material respect by the existing or proposed use by the Borrower and its Restricted Subsidiaries of the properties subject to such Liens;

(e) Liens securing Debt of a Restricted Subsidiary to the Borrower or a Wholly-Owned Restricted Subsidiary;

(f) Liens created under indentures, mortgages and deeds of trust securing Debt of a Restricted Subsidiary;

(g) Liens incurred after the date of Closing (including Liens of Capital Lease Obligations) given to secure the payment of all or any portion of the purchase price incurred in connection with the acquisition, construction or improvement of property (other than accounts receivable) useful and intended to be used in carrying on the business of the Borrower or a Restricted Subsidiary including Liens existing on such property at the time of acquisition or construction thereof, or Liens incurred within 180 days of such acquisition or the completion of such construction or improvement; provided, however, that (i) the Lien shall attach solely to the property acquired, purchased, constructed or improved and, if required by the terms of the instrument originally creating such Lien, other property which is an improvement to or is acquired for specific use in connection with such acquired property; (ii) at the time of acquisition, construction or improvement of such property, the aggregate amount remaining unpaid on all Debt secured by Liens on such property, whether or not assumed by the Borrower or a Restricted Subsidiary, shall not exceed the lesser of (y) the cost of such acquisition, construction or improvement or (z) the fair market value of such property; and (iii) at the time of such incurrence and after giving effect thereto, no Default or Event of Default would exist;

(h) any Lien existing on property of a Person immediately prior to its being consolidated with or merged into the Borrower or any Restricted Subsidiary or its becoming a Restricted Subsidiary, or any Lien existing on any property acquired by the Borrower or any Restricted Subsidiary at the time such property is so acquired (whether or not the Debt secured thereby shall have been assumed); provided, however, that (i) no such Lien shall have been created or assumed in contemplation of such consolidation or merger or such Person’s becoming a Restricted Subsidiary or such acquisition of property, (ii) each such Lien shall extend solely to the item or items of property so acquired and, if required by the terms of the instrument originally creating such Lien, other property which is an improvement to or is acquired for specific use in connection with such acquired property, and (iii) at the time of such incurrence and after giving effect thereto, no Default or Event of Default would exist;

(i) Liens granted by the Borrower or its Restricted Subsidiaries to secure obligations of the Borrower or its Restricted Subsidiaries incurred in connection with loans or advances made to the Borrower or its Restricted Subsidiaries by Governmental Authorities;

(j) any extensions, renewals or replacements of any Lien permitted by the preceding subsections (g) and (i) of this Section 6.3; provided, however, that (i) no additional property shall be encumbered by such Liens, (ii) the unpaid principal amount of the Debt or other obligations secured thereby shall not be increased on or after the date of any extension, renewal or replacement, and (iii) at such time and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; and

(k) in addition to the Liens permitted by the preceding subsections (a) through (j), inclusive, of this Section 6.3, Liens securing Debt of the Borrower or any Restricted Subsidiary; provided, however, that the sum of (i) unsecured Debt of the Restricted Subsidiaries (other than Debt owing to the Borrower or a Wholly-Owned Restricted Subsidiary), (ii) Debt of Unrestricted Subsidiaries (other than Debt owing to the Borrower or a Wholly-Owned Unrestricted Subsidiary) and (iii) the aggregate principal amount of Debt secured by Liens pursuant to this subsection 6.3(k), shall not exceed 15% of Consolidated Shareholder Equity.

6.4 Limitations on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets except:

(a) any Restricted Subsidiary may consolidate or merge with or convey, sell, lease, assign, transfer or otherwise dispose of all, or substantially all of its property, business or assets to the Borrower so long as in the case of any such merger or consolidation, the Borrower is the surviving or continuing corporation

(b) any Loan Party may (i) consolidate or merge with another Loan Party and (ii) convey, sell, lease, assign, transfer or otherwise dispose of all, or substantially all, of its property, business or assets to another Loan Party;

(c) any Restricted Subsidiary which is not a Loan Party may consolidate or merge with or convey, sell, lease, assign, transfer or otherwise dispose of all, or substantially all of its property, business or assets to a Wholly-Owned Restricted Subsidiary which is not a Loan Party so long as in the case of any such merger or consolidation, such Wholly-Owned Restricted Subsidiary is the surviving or continuing corporation;

(d) the Borrower or a Restricted Subsidiary may convey, sell, lease, assign transfer or otherwise dispose of any substantial party of its property, business or assets to the extent permitted under Section 6.6; and

(e) a merger in connection with an acquisition permitted under Section 6.7;

provided that, immediately after each such transaction and after giving effect thereto, the Borrower is in compliance with this Agreement and no Default or Event of Default shall be in existence or result from such transaction.

6.5 Limitation on Sale of Stock. Issue, sell, transfer or otherwise dispose of any shares of Capital Stock of any class of a Restricted Subsidiary to any Person (other than to the Borrower or a Wholly-Owned Restricted Subsidiary or as permitted under Section 6.4), except:

(a) for the purpose of qualifying directors;

(b) in the case of an issuance or a sale, in satisfaction of the validly pre-existing preemptive or contractual rights of minority shareholders in connection with the simultaneous issuance of Capital Stock to the Borrower and/or a Restricted Subsidiary whereby the Borrower and/or such Restricted Subsidiary maintain their same proportionate interest in such Subsidiary; or

(c) where (i) the consideration for such sale, transfer or other disposition is either cash or shares of Capital Stock, (ii) such sale, transfer or other disposition is made to a Person (other than an Affiliate), of the Borrower’s entire Investment in such Restricted Subsidiary and (iii) such sale, transfer or other disposition (A) does not result in a Change of Control and (B) can be made within the limitations of Section 6.6.

6.6 Limitation on Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of any substantial part of its property, business or assets (including, without limitation, accounts receivable and leasehold interests), whether now owned or hereafter acquired; provided, however, that the Borrower or any Restricted Subsidiary may sell, lease or otherwise dispose of assets constituting a substantial part of the assets of the Borrower and its Restricted Subsidiaries if such assets are sold for cash in an arms length transaction for fair market value and, at such time and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and an amount equal to the Net Proceeds received from such sale, lease or other disposition (but excluding any portion of the Net Proceeds which are attributable to assets which constitute less than a substantial part of the assets of the Borrower and its Restricted Subsidiaries) shall be used, in any combination:

(a) within three (3) years of any such sale, disposition, transfer or lease of assets to purchase or otherwise acquire productive assets useful in carrying on the business of the Borrower and its Restricted Subsidiaries and having (i) a value at least equal to the value of such assets sold, disposed of, transferred or leased, and (ii) the ability to generate operating income at least equal to the operating income of such assets sold, disposed of, transferred or leased; or

(b) to prepay or retire first, Senior Debt secured by a Lien on property of the Borrower and/or its Restricted Subsidiaries and second, unsecured Senior Debt of the Borrower and/or its Restricted Subsidiaries;

As used in this Section 6.6, a sale, lease or other disposition of assets shall be deemed to be a “substantial part” of the assets of the Borrower and its Restricted Subsidiaries if the book value of such assets, when added to the book value of all other assets sold, leased or otherwise disposed of by the Borrower and its Restricted Subsidiaries during such fiscal year, exceeds 15% of the book value of Consolidated Assets, determined as of the end of the fiscal year immediately preceding such sale, lease or other disposition; provided, however, that there shall be excluded from any determination of a “substantial part” any (i) sale or disposition of assets in the ordinary course of business of the Borrower and its Restricted Subsidiaries and/or (ii) any transfer of assets from (A) any Loan Party to another Loan Party, (B) any Restricted Subsidiary which is not a Loan Party to a Loan Party, or (C) any Restricted Subsidiary which is not a Loan Party to a Wholly-Owned Restricted Subsidiary which is not a Loan Party.

6.7 Limitations on Acquisitions. Make any acquisition of all or substantially all of the assets or Capital Stock of any Person if at the time of such acquisition and after giving effect thereto, a Default or an Event of Default shall exist.

6.8 Limitation on Distributions and Investments. (a) At any time make (or incur any liability to make) or pay any Distribution such that as of the declaration date of any such Distribution and after giving effect to the declaration or payment of any such Distribution a Default or Event of Default would exist, except in the case of Distributions from a Restricted Subsidiary to a Loan Party; or

(b) Make any Investments other than Permitted Investments.

6.9 Transactions with Affiliates. Except as expressly permitted in this Agreement, directly or indirectly enter into any Material transaction or arrangement whatsoever or make any payment to or otherwise deal with any Affiliate (other than a Loan Party or another Restricted Subsidiary), except, as to all of the foregoing in the ordinary course of and pursuant to the reasonable requirements of each Loan Party’s business and upon fair and reasonable terms no less favorable to such Loan Party than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of such Loan Party. In addition, the Borrower will not, and will not permit any Restricted Subsidiary to, make any loan or advance to any other Restricted Subsidiary except (a) in the case of loans or advances from one Loan Party to another Loan Party or (b)in the ordinary course of business and in accordance with the reasonable requirements of the business of the Borrower or any such Restricted Subsidiary.

6.10 Sale and Leaseback. Enter into any arrangement with any Person providing for the leasing by a Loan Party of any real or personal property which has been or is to be sold or transferred by such Loan Party to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Loan Party, unless (a) such arrangement is consummated reasonably contemporaneous with such Loan Party’s purchase of such real or personal property and (b) immediately after the consummation of the foregoing type of transaction and after giving effect thereto, Attributable Debt will not exceed 25% of Consolidated Shareholders’ Equity.

6.11 Unrestricted Subsidiaries. The Borrower shall not, at any time, permit Unrestricted Subsidiaries to (a) own more than forty percent (40%) of the Consolidated Assets or (b) account for more than forty percent (40%) of the consolidated gross revenues of the Borrower and its Subsidiaries, in each case, determined in accordance with GAAP.

6.12 Continuation of or Change in Business. Engage in any business, if, as a result, when taken as a whole, the general nature of the business of the Borrower and its Restricted Subsidiaries would be substantially changed from the general nature of the business of the Borrower and its Restricted Subsidiaries as conducted as of the Closing Date.

6.13 Clauses Limiting Significant Subsidiary Distributions. Enter into or suffer to exist or become effective any (a) consensual encumbrance or restriction or (b) injunction or other order imposing a restriction, on the ability of any Significant Subsidiary of the Borrower to (i) make Distributions in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Loan Party, (ii) make loans or advances to, or other Investments in, the Borrower or any other Loan Party or (iii) transfer any of its assets to the Borrower or any other Loan Party, except (x) for any restrictions existing under the Loan Documents or (y) where such restrictions would not, in the Borrower’s reasonable business judgment, materially affect the Borrower’s or any other Loan Party’s ability to pay or perform when due the Obligations or any other obligations under any other Debt.

SECTION 7. EVENTS OF DEFAULT

7.1 Events of Default. If any of the following events shall occur and be continuing:

(a) The Borrower shall fail to pay when due any principal of any Note, or shall fail to pay within five (5) days after the date when due any interest, Fees or other amount payable hereunder; or

(b) Any representation or warranty made or deemed made by the Borrower or any other Loan Party herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c) The Borrower shall default in the observance or performance of any agreement contained in Section 6; or

(d) The Borrower or any other Loan Party shall default in the observance or performance of (i) any agreement contained in Sections 5.1, 5.2, 5.5, 5.7 or 5.10 of this Agreement and such default shall continue unremedied for a period of ten (10) days after the occurrence of such default, and (ii) any other agreement contained in this Agreement (other than as provided in paragraphs (a), (b), (c) or (d)(i) of this Section 7.1) or any other Loan Document, and such default shall continue unremedied for a period of thirty (30) days after notice of such default is given by the Agent; or

(e) One or more judgments or decrees shall be entered against the Borrower, any Restricted Subsidiary or any Significant Subsidiary involving in the aggregate a liability (not paid or fully covered by insurance) of $10,000,000 or more and all such judgments or decrees shall not have been vacated, discharged, settled, satisfied or paid, or stayed or bonded pending appeal, within ninety (90) days from the entry thereof; or

(f) The Borrower, any Restricted Subsidiary or any Significant Subsidiary shall (i) default in the payment of any amount due under any Debt of the Borrower, any Restricted Subsidiary or any Significant Subsidiary in excess of $10,000,000 in the aggregate (other than the Notes), beyond the period of grace, if any, provided in the instrument or agreement under which such Debt was created; or (ii) default in the observance or performance of any other agreement contained in any such Debt or in any instrument or agreement evidencing, securing or relating thereto beyond any applicable notice and grace period, or any other event shall occur the effect of which default or other event is to cause, or to permit the holder or holders or beneficiary or beneficiaries of such Debt (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Debt to become due and payable prior to its stated maturity or any such Debt is declared to be due and payable prior to its stated maturity unless such default, event or declaration referred to in this subparagraph (ii) is waived or cured to the satisfaction of such other party as demonstrated to the satisfaction of the Agent by the Borrower, such Restricted Subsidiary or such Significant Subsidiary prior to the Agent taking any action under Section 7.2 in respect of such occurrence; or

(g) (i) The Borrower, any Restricted Subsidiary or any Significant Subsidiary shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Borrower, any Restricted Subsidiary or any Significant Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower, any Restricted Subsidiary or any Significant Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against the Borrower, any Restricted Subsidiary or any Significant Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process on a claim in excess of $1,000,000 against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) the Borrower, any Restricted Subsidiary or any Significant Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower, any Restricted Subsidiary or any Significant Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(h)(i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) the adjusted target attainment percentage (within the meaning of Section 436(j)(2) of the Code) with respect to any Single Employer Plan maintained by the Borrower or Commonly Controlled Entity is certified by the Single Employer Plan’s actuary to be less than eighty percent (80%) or deemed by operation of Section 436 of the Code in the absence of such certification to be less than eighty percent (80%), (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or institution of proceedings is, in the reasonable opinion of the Required Banks, likely to result in the termination by action of the PBGC or any court of such Single Employer Plan for purposes of Title IV of ERISA, (v) any Single Employer Plan, if any, shall terminate for purposes of Title IV of ERISA, or (v) the Borrower or a Commonly Controlled Entity should completely or partially withdraw from a Multiemployer Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(i) Any Change of Control shall occur; or

(j) Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against any Loan Party executing the same or such Loan Party’s successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative as to such Loan Party or such Loan Party’s successors and assigns (as permitted under the Loan Document) or shall in any way be challenged and thereby deprive or deny the Banks and the Agent the intended benefits thereof or they shall thereby cease substantially to have the rights, titles, interests, remedies, powers or privileges intended to be created thereby as such benefits, rights, titles, interests, remedies, powers or privileges relate to such Loan Party or such Loan Party’s successor and assigns (as permitted under the Loan Documents).

7.2 Remedies. (a) If an Event of Default specified in subsection 7.1(g) with respect to the Borrower shall occur and be continuing, the Commitments (including the obligation of the Issuing Bank to issue Letters of Credit) shall automatically and immediately terminate, and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement, the Notes and the other Loan Documents shall automatically and immediately become due and payable (including, without limitation, all Letter of Credit Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder). If any other Event of Default shall occur and be continuing, with the consent of the Required Banks, the Agent may, or upon the written request of the Required Banks, the Agent shall (a) by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon such Revolving Credit Commitments and the obligations of the applicable Banks to make Loans and the obligation of the Issuing Bank to issue Letters of Credit, shall immediately terminate; (b) by notice of default to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement, the Notes and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable (including, without limitation, all Letter of Credit Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder); (c) exercise such remedies as may be available to the Agent and the Banks hereunder or under the Guaranty, the other Loan Documents or otherwise at law or equity; and/or (d) by notice to the Borrower require the Borrower to, and the Borrower shall thereupon, deposit in a non-interest bearing account with the Agent, as cash collateral for its obligations under this Agreement, the Notes and the Applications, an amount equal to the aggregate Letter of Credit Coverage Requirement, and the Borrower hereby pledges to the Agent and the Banks, and grants to the Agent and the Banks a security interest in, all such cash as security for such obligations. Amounts held in such cash collateral account shall be applied by the Agent to the payment of drafts drawn under the Letters of Credit, and the unused portion thereof after all the Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Obligations. After all the Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person or Persons as may be lawfully entitled thereto). The Borrower shall execute and deliver to the Agent, for the account of the Issuing Bank and the Letter of Credit Participants, such further documents and instruments as the Agent may request to evidence the creation and perfection of the within security interest in such cash collateral account. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

(b) Notwithstanding any provision herein to the contrary or in the other Loan Documents, any proceeds received by the Agent from any payment made by the Borrower under this Agreement or the other Loan Documents after the Commitments and the obligation of the Issuing Bank to issue Letters of Credit have been terminated, or received by the Agent from the foreclosure, sale, lease, collection upon, realization of or other disposition of any collateral which may have been provided to the Agent for the Obligations hereunder after the Commitments have been terminated (including without limitation insurance proceeds), shall be applied by the Agent as follows, unless otherwise agreed by all the Banks:

(i) first, to reimburse the Agent for out-of-pocket costs, expenses and disbursements, including without limitation reasonable attorneys’ fees and legal expenses, incurred by the Agent in connection with collection of any obligations of the Borrower under any of the Loan Documents;

(ii) second, to accrued and unpaid interest on the Loans;

(iii) third, to fees payable under this Agreement or any of the other Loan Documents (ratably according to the respective amounts then outstanding);

(iv) fourth, to the principal amount of the Loans then outstanding (including the payment of cash collateral in an amount equal to the Letter of Credit Coverage Requirements pursuant to subsection 7.2 (a));

(v) fifth, to the repayment of all other indebtedness then due and unpaid of the Borrower to the Banks incurred under this Agreement or any of the other Loan Documents, whether of principal, interest, fees, expenses or otherwise (ratably according to the respective amounts then outstanding); and

(vi) the balance, if any, to the Loan Parties as required by law.

(c) In addition to the other rights and remedies contained in this Agreement or in the other Loan Documents, the Loans shall, at the Required Banks’ option, bear the interest rates provided in Section 2.7 hereof.

(d) In addition to all of the rights and remedies contained in this Agreement or in any of the other Loan Documents, the Agent shall have all of the rights and remedies under applicable Law, all of which rights and remedies shall be cumulative and non-exclusive, to the extent permitted by Law. The Agent may, and upon the request of the Required Banks shall, exercise all post-default rights granted to it and the Banks under the Loan Documents or applicable Law.

SECTION 8. THE AGENT

8.1 Appointment. Each Bank hereby irrevocably designates and appoints PNC as the Agent of such Bank, in each case under this Agreement and the other Loan Documents. Each such Bank irrevocably authorizes the Agent, as the agent for such Bank to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement and the other Loan Documents, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Agent. The Agent agrees to act as the Agent on behalf of the Banks to the extent provided in this Agreement.

8.2 Delegation of Duties. The Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to engage and pay for the advice and services of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible to the Banks for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

8.3 Exculpatory Provisions. Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by them or such Person under or in connection with this Agreement (except for their or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Banks for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement, the other Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or the other Loan Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, the Notes or the other Loan Documents or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or the other Loan Documents, or to inspect the properties, books or records of the other parties to Loan Documents (or any of them).

8.4 Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Loan Parties), independent accountants and other experts selected by the Agent. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first receive such advice or concurrence of the Required Banks as they deem appropriate or they shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Banks hereby agree that the Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement, the Notes and the other Loan Documents in accordance with a request of the Required Banks, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Banks and all future holders of the Notes.

8.5 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless they have received notice from a Bank or the Borrower or any other Loan Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Banks. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Banks; provided that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Banks.

8.6 Non-Reliance on Agent and Other Banks. Each Bank expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Borrower and/or any other party to the Loan Documents, shall be deemed to constitute any representation or warranty by the Agent to any Bank. Each Bank represents to the Agent that it has, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and made its own decision to make its Loans hereunder and enter into this Agreement. Each Bank also represents that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and the other parties to the Loan Documents and made its own decision to make the Loans hereunder, issue and/or participate in Letters of Credit and enter into this Agreement and each other Loan Document to which it is a party. Each Bank also represents that it will, independently and without reliance upon the Agent, any other Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Banks by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower or any other party to the Loan Documents which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

8.7 Indemnification. The Banks agree to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Notes) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement, the other Loan Documents, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that no Bank shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Agent’s gross negligence or willful misconduct. The agreements in this Section 8.7 shall survive the payment of the Notes and all other amounts payable hereunder.

8.8 Agent in its Individual Capacity. The Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though it was not the Agent hereunder. With respect to its Loans made or renewed by it and any Note issued to it, the Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Bank and may exercise the same as though it were not the Agent, and the terms “Bank” and “Banks” shall include the Agent in its individual capacity.

8.9 Successor Agent. The Agent may resign as Agent upon sixty (60) days’ notice to the Banks and the Borrower. If such Agent shall resign as Agent under this Agreement, then the Required Banks shall appoint from among the Banks a successor agent for the Banks, which appointment shall be subject to (unless a Default or an Event of Default shall exist) the approval of the Borrower (which approval shall not be unreasonably withheld), whereupon such successor agent shall succeed to the rights, powers and duties of an Agent, and the term “Agent” shall mean such successor agent effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or the other Loan Documents or any holders of the Notes. After any retiring Agent’s resignation as Agent, the provisions of this Section 8.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

8.10 USA Patriot Act. (a) Each Bank or assignee or participant of a Bank that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (a) an Affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (b) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Agent the certification, or, if applicable, recertification, certifying that such Bank is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (i) within 10 days after the Closing Date, and (ii) at such other times as are required under the USA Patriot Act.

(b) Each Bank acknowledges and agrees that neither such Bank, nor any of its Affiliates, participants or assignees, may rely on the Agent to carry out such Bank’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with the Borrower, its Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures,(ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Anti-Terrorism Laws.

8.11 Beneficiaries. Except as expressly provided herein, the provisions of this Section 8 are solely for the benefit of the Agent and the Banks, and the Borrower and the other Loan Parties shall not have any rights to rely on or enforce any of the provisions hereof. In performing its functions and duties under this Agreement and the other Loan Documents, the Agent shall act solely as agent of the Banks and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for the Borrower or any of the other Loan Parties.

SECTION 9. MISCELLANEOUS

9.1 Amendments and Waivers. (a) Subject to the remaining provisions of this Section 9.1, the Required Banks, or the Agent with the consent of the Required Banks, and the Borrower (or, in the case of the other Loan Documents, the relevant parties thereto) may from time to time enter into amendments, extensions, supplements and replacements to and of this Agreement and the other Loan Documents to which they are parties, and the Required Banks may from time to time waive compliance with a provision of any of the Loan Documents. Subject to the remaining provisions of this Section 9.1, no amendment, extension, supplement, replacement or waiver shall be effective unless it is in writing and is signed by the Required Banks or the Agent with the consent of the Required Banks, and the Borrower (or, in the case of the other Loan Documents, the relevant parties thereto). Each waiver shall be effective only for the specific instance and for the specific purpose for which it is given.

(b) The foregoing notwithstanding, no such amendment, extension, supplement, replacement or waiver shall, directly or indirectly, without the consent of all the Banks:

(i) change the Commitments (except as expressly provided in Section 2.8) or the principal amount of the Loans which may be outstanding hereunder;

(ii) reduce any interest rate hereunder (other than to waive the Default Rate) or any of the fees due hereunder or under any of the other Loan Documents (other than fees to the Agent, which shall require the consent of the Borrower and the Agent to change);

(iii) postpone any scheduled payment date of principal, interest or fees hereunder or under any of the other Loan Documents;

(iv) change the definition of “Required Banks”;

(v) release or discharge, or consent to any release or discharge of (A) the Borrower as borrower under the Loan Documents or (B) a Guarantor as guarantor (other than in connection with a sale of such Guarantor in a transaction permitted hereunder); or permit the Borrower or any Affiliate to assign to another Person any of its obligations under the Loan Documents;

(vi) amend this Section 9.1; or

(vii) change Section 2.14 in a manner that would alter the pro rata sharing provisions required thereby.

(c) The foregoing notwithstanding, no such amendment, extension, supplement, or replacement shall amend, modify or otherwise affect the rights or duties of the Agent, the Swing Line Bank or the Issuing Bank hereunder of any other Loan Document without the prior written consent of the Agent, the Swing Line Bank or the Issuing Bank, as the case may be.

(d) Any waiver or amendment, supplement or modification permitted hereunder shall apply equally to each of the Banks and shall be binding upon the Borrower, the Banks, the Agent and all future holders of the Notes. In the case of any waiver, the Borrower, the Banks and the Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

9.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including electronic transmission, facsimile transmission or posting on a secured web site), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid, or, in the case of facsimile transmission notice, when sent during normal business hours with electronic confirmation or otherwise when received, or in the case of electronic transmission, when received and in the case of posting on a secured web site, upon receipt of (i) notice of such posting and (ii) rights to access such web site, addressed as follows in the case of the Borrower and the Agent, and as set forth in Schedule I in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes:

the Borrower:	Aqua America, Inc.
762 W. Lancaster Avenue
Bryn Mawr, PA 19010-3489
Attention: Diana Moy Kelly,
Treasurer
Facsimile: (610) 519-0989

The Agent or the	PNC Bank, National Association
Swing Line Bank:	1600 Market Street
Philadelphia, PA 19103
Attention: Meredith Jermann
Facsimile: (215) 585-6987

and

PNC Bank, National Association Agency Services
One PNC Plaza
249 Fifth Avenue
22nd Floor Pittsburgh, PA 15222
Attention: Ronald Harapko
Facsimile: (412) 762-8672

provided that any notice, request or demand to or upon the Agent, the Swing Line Bank, the Issuing Bank or the Banks pursuant to Sections 2.1, 2.2, 2.5, 2.8 or 2.9 shall not be effective until received.

9.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agent or any Bank, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.4 Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement, the Notes and the other Loan Documents.

9.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Agent for all of its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and the syndication and administration of, this Agreement, the Notes, the other Loan Documents and any other documents executed and delivered in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel (which counsel may or may not include employees of Agent), (b) to pay or reimburse the Agent for all of its reasonable out-of-pocket costs and expenses incurred in connection with any amendment, supplement or modification to this Agreement, the Notes, the other Loan Documents and any other documents prepared in connection therewith, including, without limitation, the reasonable fees and disbursements of counsel to the Agent (which counsel may or may not include employees of the Agent), (c) to pay or reimburse each Bank and the Agent for all of their costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, reasonable fees and disbursements of counsel to the Agent (which counsel may or may not include employees of the Agent) and to the several Banks, and (d) to pay, indemnify, and hold each Bank and the Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any (other than Taxes expressly excluded from the definition of Taxes in Section 2.12 and Taxes for which the Borrower has no liability under subsection 2.12(c)) which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the Notes, the other Loan Documents, and any such other documents, and (e) to pay, indemnify, and hold each Bank, the Agent and each of their respective Affiliates and the officers, directors, employees, agents and advisors of such Persons and such Affiliates (the “Indemnified Persons”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, and, incident to a Default or Event of Default, the performance and administration, of this Agreement, the Notes, the other Loan Documents and any such other documents or the transactions contemplated hereby or thereby or any action taken or omitted under or in connection with any of the foregoing (all the foregoing, collectively, the “indemnified liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnified Person with respect to indemnified liabilities arising from the gross negligence or willful misconduct of the Agent or any such Bank. The Borrower shall be given notice of any claim for indemnified liabilities and shall be afforded a reasonable opportunity to participate in the defense, compromise or settlement thereof. The agreements in this subsection shall survive repayment of the Notes and all other amounts payable hereunder.

9.6 Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party, and all covenants, promises and agreements by or on behalf of the Borrower, the Agent or the Banks that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns. The Borrower may not assign or transfer any of its rights or obligations under this Agreement or the other Loan Documents without the prior written consent of each Bank.

(b) Each Bank may, in accordance with applicable law, sell to any Bank or Affiliate thereof and, with the consent of the Borrower (except when any Event of Default exists) and the Agent (which consents shall not be unreasonably withheld or delayed), to one or more other banks or financial institutions (each, a “Purchasing Bank”) all or a part of its interests, rights and obligations under this Agreement, the Notes and the other Loan Documents (including all or a portion of its Commitment and the Loans at the time owing to it and the Notes held by it); provided, however, that (a) so long as no Event of Default shall exist and be continuing, such assignment shall be in an amount not less than $5,000,000 (or such lesser amount as the Borrower and the Agent shall agree in their sole discretion), unless the sum of such assigning Bank’s Commitment is less than $5,000,000 in which case such assigning Bank may transfer all, but not less than all, of its interests hereunder and (b) the parties to each such assignment shall execute and deliver to the Agent and the Borrower for its acceptance (to the extent required) and recording in the Register an Assignment and Assumption, together with the Notes subject to such assignment and, except for assignments by a Bank to one of its Affiliates, a processing and recordation fee of $3,500. Upon acceptance and recording pursuant to paragraph (e) of this Section 9.6, from and after the effective date specified in the applicable Assignment and Assumption, which effective date shall be at least five Business Days after the receipt thereof by the Agent and the Borrower (unless otherwise agreed by the Agent), (c) such Purchasing Bank shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Bank under this Agreement and (d) the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all or the remaining portion of an assigning Bank’s rights and obligations under this Agreement and the other Loan Documents, such Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of subsections 2.11, 2.12, 2.13, 5.8(c) and 9.5 (to the extent that such Bank’s entitlement to such benefits arose out of such Bank’s position as a Bank prior to the applicable assignment). Such Assignment and Assumption shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Bank and the resulting amounts and percentages held by the Banks arising from the purchase by such Purchasing Bank of all or a pro rata portion of the rights and obligations of such assigning Bank under this Agreement, the Notes and the other Loan Documents.

(c) By executing and delivering an Assignment and Assumption, the assigning Bank thereunder and the Purchasing Bank thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Bank warrants that it is the legal and beneficial owner of the interest being assigned thereby, free and clear of any adverse claim and that its Commitment, and the outstanding balances of its Loans, without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Assumption, (ii) except as set forth in (i) above, such assigning Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto, or the financial condition of the Borrower, any other Loan Party or any Subsidiary thereof or the performance or observance by the Borrower, any other Loan Party or any other party of any of its obligations under this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (iii) such Purchasing Bank represents and warrants that it is legally authorized to enter into such Assignment and Assumption; (iv) such Purchasing Bank confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.1 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (v) such Purchasing Bank will independently and without reliance upon the Agent, such assigning Bank or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (vi) such Purchasing Bank appoints and authorizes the Agent to take such action as administrative agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto; and (vii) such Purchasing Bank agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Bank including, if it is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to Section 2.12 to deliver the forms prescribed by the Internal Revenue Service of the United States certifying as to the Purchasing Bank’s exemption from United States withholding taxes with respect to all payments to be made to the Purchasing Bank under this Agreement.

(d) The Agent shall maintain at its offices in Philadelphia, Pennsylvania a copy of each Assignment and Assumption and the names and addresses of the Banks, and the Commitment of, and principal amount of the Loans owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive in the absence of error and the Borrower, the Agent and the Banks may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Bank and a Purchasing Bank (and in the case of a Purchasing Bank that is not then a Bank or an Affiliate thereof, by the Borrower (unless an Event of Default shall then exist) and the Agent) together with the Note or Notes subject to such assignment and the processing and recordation fee referred to in paragraph (b) above, the Agent shall promptly (i) accept such Assignment and Assumption, (ii) record the information contained therein in the Register and (iii) give notice thereof to the Banks. Within five Business Days after receipt of notice, the Borrower, at its own expense, shall execute and deliver to the Agent, in exchange for the surrender of the original Note or Notes (A) a new Revolving Credit Note or Swing Line Note, as the case may be, to the order of such Purchasing Bank in the appropriate amounts assumed and (B) if the assigning Bank has retained an interest hereunder, the applicable Note or Notes in the appropriate amount(s). Such new Note(s) shall be dated the date of the surrendered Note(s) which such new Note(s) replace and shall otherwise be in substantially the form of Exhibit B and C, respectively. Canceled Notes shall be returned to the Borrower.

(f) Upon the effective date of a New Bank Joinder, the lender becoming a party to this Agreement pursuant to subsection 2.8(d) hereof (each a “New Bank”) shall be a party hereto and shall be one of the Banks hereunder. On the effective date of such joinder and/or any increase in the Commitment of any existing Bank pursuant to subsection 2.8(d), the Borrower shall repay all outstanding Revolving Credit Loans (together with any amounts due under Section 2.13 as a result of such payment) and reborrow a like amount of Revolving Credit Loans from the Banks, including each New Bank, according to their new Commitment Percentages. The Agent shall, to the extent the Agent considers it practicable, net any payments to and borrowings from the same Bank.

(g) Each Bank may without the consent of the Borrower or the Agent sell participations to one or more banks or other entities (each a “Participant”) in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it and the Notes held by it); provided, however, that (i) such Bank’s obligations under this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Bank shall remain the holder of any such Note for all purposes under this Agreement, (iv) the Borrower, the Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement, (v) in any proceeding under the Bankruptcy Code such Bank shall be, to the extent permitted by law, the sole representative with respect to the obligations held in the name of such Bank whether for its own account or for the account of any Participant and (vi) such Bank shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement or the Note or Notes held by such Bank other than any such amendment, modification or waiver of any provision of this Agreement or the Notes held by such Bank or any other Loan Document, other than with respect to the matters described in clauses (i) through (vii) of subsection 9.1(b) with respect to any Loan or Commitment in which such Participant has an interest and which is described in subsection 9.1(a) hereof.

(h) If amounts outstanding under this Agreement and the Notes are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and any Note to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement or any Note, provided that in purchasing such participation such Participant shall be deemed to have agreed to share with the Banks the proceeds thereof as provided in Section 9.8. The Borrower also agree that each Participant shall be entitled to the benefits of Sections 2.11, 2.12, 2.13, 5.8(c) and 9.5 with respect to its participation in the Commitments and the Loans outstanding from time to time; provided, that no Participant shall be entitled to receive any greater amount pursuant to such Sections than the Bank selling the participation would have been entitled to receive in respect of the amount of the participation transferred by such Bank to such Participant had no such transfer occurred.

(i) If any Participant is organized under the laws of any jurisdiction other than the United States or any state thereof, the Bank selling the participation, concurrently with the sale of a participating interest to such Participant, shall cause such Participant (i) to represent to the Bank selling the participation (for the benefit of such Bank, the other Banks, the Agent and the Borrower) that under applicable law and treaties no taxes will be required to be withheld by the Agent, the Borrower or the Bank selling the participation with respect to any payments to be made to such Participant in respect of its participation in the Loans and (ii) to agree (for the benefit of such Bank, the other Banks, the Agent and Borrower) that it will deliver the tax forms and other documents required to be delivered pursuant to Section 2.12 and comply from time to time with all applicable U.S. laws and regulations with respect to withholding tax exemptions.

(j) Notwithstanding any other provision contained in this Agreement or any other Loan Document to the contrary, any Bank may, without obtaining any consents from any of the parties hereto, at any time (i) assign all or any portion of the Loans or Notes held by it to any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank and (ii) in the case of a Bank that is or owns, controls or serves as originator for a fund, trust or similar entity, assign or pledge all or any portion of the Loans or Notes held by it to a trustee under any indenture to which such Bank is a party or to the lenders to such Bank for collateral security purposes, provided that any payment in respect of such assigned Loans or Notes made by the Borrower to or for the account of the assigning or pledging Bank in accordance with the terms of this Agreement shall satisfy the Borrower’s obligations hereunder in respect to such assigned Loans or Notes to the extent of such payment. No such assignment shall release the assigning Bank from its obligations hereunder.

9.7 Confidentiality. The Banks agree that they will maintain all information and financial statements provided to them or otherwise obtained by them with respect to the Borrower and its Subsidiaries confidential and that they will not disclose the same or use it for any purposes; provided that nothing herein shall prevent any Bank from disclosing any such information (a) to the Agent or any other Bank, (b) to any prospective assignee or participant in connection with any assignment or participation of Loans or Commitments permitted by this Agreement, (c) to its employees, directors, agents, attorneys, accountants and other professional advisers, provided that any such person is advised by such Bank that such information is subject to the confidentiality limitations of this Section, (d) upon the request or demand of any Governmental Authority having jurisdiction over such Bank, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, provided that the Borrower has (unless prohibited by the terms of any such order or requirement) been advised at least ten (10) days (or if such is not possible or practicable, such lesser number of days as is possible or practicable under the circumstances) prior to such disclosure of the existence of such order or requirement, (f) which has been publicly disclosed other than in breach of this Agreement, or (g) in connection with the exercise of any remedy hereunder or under the Notes.

9.8 Adjustments; Set-off. (a) If any Bank (a “benefited Bank”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in subsection 7(g), or otherwise), in a greater proportion than any such payment to or collateral received by any other Bank, if any, in respect of such other Bank’s Loans, or interest thereon, being paid in respect of Loans being repaid simultaneously therewith or Loans required hereby to be paid proportionately such benefited Bank shall purchase for cash from the other Banks such portion of each such other Bank’s Loan, or shall provide such other Banks with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Bank to share the excess payment or benefits of such collateral or proceeds ratably with each of the Banks; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Bank, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Borrower agrees that each Bank so purchasing a portion of another Bank’s Loan may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Bank were the direct holder of such portion.

(b) In addition to any rights and remedies of the Banks provided by law, upon the occurrence of an Event of Default, each Bank shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder or under the Notes or the other Loan Documents (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Bank to or for the credit or the account of the Borrower. Each Bank agrees promptly to notify the Borrower and the Agent after any such set-off and application made by such Bank, that the failure to give such notice shall not affect the validity of such set-off and application.

9.9 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and each of the Banks.

9.10 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.11 Integration. This Agreement represents the agreement of the Borrower, the Agent and the Banks with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Agent or any Bank relative to subject matter hereof not expressly set forth or referred to herein or in the Notes or the other Loan Documents.

9.12 GOVERNING LAW. THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS HAVE BEEN EXECUTED IN THE COMMONWEALTH OF PENNSYLVANIA AND SAID DOCUMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE COMMONWEALTH OF PENNSYLVANIA.

9.13 Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement, the Notes or the other Loan Documents, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the Commonwealth of Pennsylvania located in Montgomery and Philadelphia Counties, the courts of the United States of America for the Eastern District of Pennsylvania, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at the address set forth in Section 9.2 for the Borrower or at such other address of which the Agent shall have been notified pursuant thereto; and

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

9.14 Acknowledgments. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement, the Notes and the other Loan Documents;

(b) neither the Agent nor any Bank has any fiduciary relationship to the Borrower or any other party to the Loan Documents, and the relationship between the Agent and the Banks, on one hand, and the Borrower and its Affiliates party to the Loan Documents, on the other hand, is solely that of debtor and creditor; and

(c) no joint venture exists among the Banks or between the Borrower and the Banks.

9.15 USA PATRIOT ACT. Each Bank that is subject to the requirements of the USA Patriot Act hereby notifies the Borrower and the other Loan Parties that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and such other Loan Parties, which information includes the name and address of the Borrower and such other Loan Parties and other information that will allow such Bank to identify the Borrower and such other Loan Parties in accordance with the USA Patriot Act.

9.16 WAIVERS OF JURY TRIAL. EACH OF THE BORROWER, THE AGENT AND THE BANKS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, THE NOTES OR THE OTHER LOAN DOCUMENTS AND FOR ANY COUNTERCLAIM THEREIN.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

AQUA AMERICA, INC.

By:	David P. Smeltzer
Name:	David P. Smeltzer
Title:	Executive Vice President and Chief Financial Officer

PNC BANK, NATIONAL ASSOCIATION, as Agent, a Bank, the Swing Line Bank and the Issuing Bank

By:	Meredith Jermann
Name:	Meredith Jermann
Title:	Vice President - PNC

COBANK, ACB, as a Bank

By:	Bryan Ervin
Name:	Bryan Ervin
Title:	Vice President – CoBank

THE HUNTINGTON NATIONAL BANK, as a Bank

By:	Josh Elsea
Name:	Josh Elsea
Title:	Vice President – Huntington

Schedule I

Bank and Commitment Information

Bank	Swing Line Commitment*	Commitment
PNC Bank, National Association 1600 Market Street Philadelphia, PA 19103 Attention: Meredith Jermann Telecopy: (215) 585-6987	$15,000,000	$75,000,000

CoBank, ACB 5500 South Quebec Street Greenwood Village, CO 80111 Attention: Bryan Ervin Telecopy: (303) 224-2609	$0	$60,000,000

The Huntington National Bank 310 Grant Street, 4th Floor Pittsburgh, PA 15219 Attention: W. Christopher Kohler Telecopy: (412) 227-6108	$0	$15,000,000

Total	$15,000,000	$150,000,000

*	The Swing Line Commitment is a sublimit of the Commitment.

Schedule II

Existing Letters of Credit

BENEFICIARY	AMOUNT	LC NUMBER	EXPIRY DATE
Gelco Corp d/b/a/ GE Capital Fleet	$600,000.00	18100333	7/20/2012
The Travelers Indemnity Co	$2,700,000.00	18100844	10/1/2012
ACE American Insurance Co	$12,648,741.00	18102393	10/28/2012
Dept of Environment and Natural Resources	$1,125,000.00	18107948	10/24/2012
Dept of Environment and Natural Resources	$1,125,000.00	18109033	3/10/2013
Will County Department of Highways	$15,000.00	18112646	2/18/2013

Schedule III

Significant Unregulated Subsidiaries

None.

Schedule 3.6

Existing Litigation

None.

Schedule 3.11

Regulatory Approvals

None.

Schedule 3.13

Environmental Matters

Aqua acquired the South Haven IN wastewater system in 2008. The system was under a court order to address sanitary sewer overflows. Aqua has made substantial upgrades to the wastewater treatment plant and sewer collection system. Additional upgrades to the collection system are budgeted for 2012 through 2014 at a total estimated cost of $1.1 million. Aqua is negotiating with the US Department of Justice and USEPA Region 5 to close out the court order.

Aqua has made improvements to the Utility Center wastewater collection system in Allen County, IN that was acquired in 2003. Installation of a diversion sewer force main and a new lift station are budgeted for 2012 and 2013 at an estimated cost of $5.8 million. These improvements are in conformance with an amended Compliance Plan submitted by Aqua to the Indiana Department of Environmental Management to address wet weather sanitary sewer overflows.

Schedule 3.14

Aqua America, Inc.

Subsidiaries of the Company,

Ownership of Subsidiary Stock

COMPANY NAME	INCORPORATION	STOCKHOLDER	REGULATED
1. Aqua America, Inc.	Pennsylvania
A. Aqua Acquisition Corporation	Pennsylvania	100%	No
1. G&E Septic, Inc.	New Jersey	100%	No
B. Aqua Charitable Trust	Pennsylvania	100%	No
C. Aqua Development, Inc.	Texas	100%	No
D. Aqua Georgia, Inc.	Georgia	100%	No
1. WRF Georgia, LLC (under negotiation)	Georgia	100%	No
E. Aqua Illinois, Inc.	Illinois	100%	Yes
F. Aqua Indiana, Inc.	Indiana	100%	Yes
1. Hendricks County Wastewater, LLC	Indiana	100%	No
2. Indiana Water Infrastructure Group, Inc.	Indiana	100%	Yes
3. Water One, Inc.	Indiana	100%	Yes
4. Wildwood Shores Utilities Corp.	Indiana	100%	Yes
5. Wymberley Sanitary Works, Inc.	Indiana	100%	Yes
6. Reynolds Operations Corporation	Indiana	100%	Yes
G. Aqua Indiana - South Haven, Inc.	Indiana	100%	Yes
1. South Haven Sewer Works, Inc.	Indiana	100%	Yes
H. Aqua Indiana - Western Hancock, Inc.	Indiana	100%	No
1. Western Hancock Utilities, LLC	Indiana	100%	Yes
2. Heir Industries, Inc	Indiana	100%	Yes
I. Aqua Holdings, Inc.	Pennsylvania	100%	No
J. Aqua Infrastructure, LLC	Pennsylvania	100%	No
K. Aqua New Jersey, Inc.	New Jersey	100%	Yes
1. Wallkill Water Company	New Jersey	100%	Yes
2. Wallkill Sewer Company	New Jersey	100%	Yes
L. Aqua North Carolina, Inc.	North Carolina	100%	Yes
M. Aqua Ohio, Inc.	Ohio	100%	Yes
N. Aqua Operations, Inc.	Delaware	100%	No
O. Aqua Pennsylvania, Inc.	Pennsylvania	100%	Yes
1. Little Washington Wastewater Company	Pennsylvania	100%	Yes
2. The Hawley Water Company*	Pennsylvania	86%	Yes
3. Honesdale Consolidated Water Company	Pennsylvania	100%	Yes

COMPANY NAME	INCORPORATION	STOCKHOLDER	REGULATED
P. Aqua Resources, Inc.	Delaware	100%	No
1. Aqua Wastewater Management, Inc.	Pennsylvania	100%	No
Q. Aqua Services, Inc.	Pennsylvania	100%	No
R. Aqua Texas, Inc.	Texas	100%	Yes
1.Harper Water Company, Inc.	Texas	100%	Yes
S. Aqua Utilities Florida, Inc.	Florida	100%	Yes
T. Aqua Utilities, Inc.	Texas	100%	Yes
1. Aqua Missouri, Inc.	Missouri	100%	Yes
2. Aqua New York, Inc.	New York	100%	Yes
a. New York Water Service Corporation	New York	100%	Yes
b. Aqua New York of Sea Cliff, Inc.	New York	100%	Yes
3. Aqua Utility-New Jersey, Inc.	New Jersey	100%	Yes
4. Aqua/RU, Inc.	Missouri	100%	Yes
5. Aqua UC, Inc.	Texas	100%	Yes
a. Utility Center, Inc.	Indiana	100%	Yes
6. Crystal River Utilities, Inc.	Florida	100%	Yes
7. Dolomite Utilities Corp.	Florida	100%	Yes
8. Kerrville South Water Company, Inc.	Texas	100%	Yes
U. Aqua Valenciano, Inc.	Puerto Rico	100%	Yes
V. Aqua Virginia, Inc.	Virginia	100%	Yes
1. Aqua Virginia Utilities, Inc.	Virginia	100%	No
2. Aqua Virginia Water Utilities, Inc.	Virginia	100%	Yes
3. Reston / Lake Anne Air Conditioning Corp.	Virginia	100%	Yes
4. Sydnor Hydrodynamics, Inc.	Virginia	100%	No
W. Lawrenceville Water Company	New Jersey	100%	Yes
X. Consumers Applied Technology	Maine	100%	No
Y. Consumers Indiana Water Company	Indiana	100%	Yes
Z. Utility & Municipal Services, Inc.	Pennsylvania	100%	No

Schedule 3.20

Interests in Partnerships

1.	Quaker Bio Ventures – committed to a $1 million investment in Quaker Bio Ventures’ Bio-Advance fund, a Life Science venture capital fund.